Exhibit 10.82

1. Shipbroker N/A	BIMCO STANDARD BAREBOAT CHARTER CODE NAME: "BARECON 2001"	PART I
2. Place and date Shanghai, China 2018
3. Owners/Place of business (Cl. 1)
Hanchen Limited, a corporation organized and existing under the laws of the Republic of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960

4. Bareboat Charterer/Place of Business (Cl. 1)
Knight Ocean Navigation Co., a corporation organised and existing under the laws of the Republic Liberia and having its registered address at 80 Broad Street Monrovia, the Republic of Liberia

5. Vessel's name, call sign and flag (Cl. 1 and 3) Name: Knightship Call sign: D5MN5 Flag State: Liberia
6. Type of Vessel Bulk Carrier		7. GT/NT 93,186/59,500
8. When/Where built 2010/Hyundai Heavy Industries Co., Ltd.		9. Total DWT (abt.) in metric tons on summer freeboard N/A
10. Classification Society (Cl. 3) Bureau Veritas		11. Date of last special survey by the Vessel's classification society N/A
12. Further particulars of Vessel (also indicate minimum number of months' validity of class certificates agreed acc. to Cl. 3) Length: 284.220 m Breadth: 45.000 m Depth: 24.700 m
13. Port or Place of delivery (Cl. 3) See Clause 35	14. Time for delivery (Cl. 4) See Clause 35	15. Cancelling date (Cl. 5) See Clause 35
16. Port or Place of redelivery (Cl. 15) See Clause 46.2		17. No. of months' validity of trading and class certificates upon redelivery (Cl. 15) See Clause 46.2
18. Running days' notice if other than stated in Cl. 4 N/A		19. Frequency of dry-docking (Cl. 10(g)) As required by classification society
20. Trading Limits (Cl 6) World Wide, always within Institute Warranty Limits and not to any zone after it has been declared a war zone by any government or the Vessel's war risk insurer.
21. Charter period (Cl. 2) See Clause 36		22. Charter hire (Cl. 11) See Clause 38
23. New class and other safety requirements (state percentage of Vessel's insurance value acc. to Box 29)(Cl. 10(a)(ii)) N/A
24. Rate of interest payable acc. to Cl. 11(f) and, if applicable, acc. to PART IV See Clauses 38.8		25. Currency and method of payment (Cl. 11) See Clause 38.5

(continued)          "BARECON 2001" STANDARD BAREBOAT CHARTERPART I
26. Place of payment; also state beneficiary and bank account (Cl. 11) See Clause 38	27. Bank guarantee/bond (sum and place)(Cl. 24)(optional) N/A
28. Mortgage(s), if any (state whether 12(a) or (b) applies; if 12(b) applies state date of Financial Instrument and name of Mortgagee(s)/Place of business)(Cl. 12) See Clause 39	29. Insurance (hull and machinery and war risks)(state value acc. to Cl. 13(f) or, if applicable, acc. to Cl. 14(k))(also state if Cl. 14 applies) See Clause 43
30. Additional insurance cover, if any, for Owners' account limited to (Cl. 13(b) or, if applicable, Cl. 14(g)) N/A	31. Additional insurance cover, if any, for Charterers' account limited to (Cl. 13(b) or, if applicable, Cl. 14(g)) See Clause 43
32. Latent defects (only to be filled in if period other than stated in Cl. 3) N/A	33. Brokerage commission and to whom payable (Cl. 27) N/A
34. Grace period (state number of clear banking dates)(Cl. 28) See Additional Clauses	35. Dispute Resolution (state 30(a), 30(b) or 30(c); if 30(c) agreed Place of Arbitration must be stated (Cl. 30) See Clause 50
36. War cancellation (indicate countries agreed)(Cl. 26(f)) See Additional Clause 51.11
37. New building Vessel (indicate with "yes" or "no" whether PART III applies)(optional) No	38. Name and place of Builders (only to be filled in if PART III applies) N/A
39. Vessel's Yard Building No. (only to be filled in if PART III applies) N/A	40. Date of Building Contract (only to be filled in if PART III applies) N/A
41. Liquidated damages and costs shall accrue to (state party acc. to Cl. 1)
N/A
42. Hire/Purchase agreement (indicate with "yes" or "no" whether PART IV applies)(optional) No.	43. Bareboat Charter Registry (indicate "yes" or "no" whether PART V applies)(optional) No.
44. Flag and Country of the Bareboat Charter Registry (only to be filled in if PART V applies) N/A	45. Country of the Underlying Registry (only to be filled in if PART V applies) N/A
46. Number of additional clauses covering special provisions, if agreed 32-50

PREAMBLE - It is mutually agreed that this Contract shall be performed subject to the conditions contained in this Charter which shall Include PART I and PART II. In the event of a conflict of conditions, the provisions of PART I shall prevail over those of PART II to the extent of such conflict but no further. It Is further mutually agreed that PART III and/or PART IV and/or PART V shall only apply and only form part of this Charter If expressly agreed and stated in Boxes 37, 42 and 43. If PART III and/or PART IV and/or PART V apply, it Is further agreed that In the event of a conflict of conditions, the provisions of PART l and PART II shall prevail over those of PART III and/or PART IV and/or PART V to the extent of such conflict but no further.

Signature (Owners) For and on behalf of Hanchen Limited /s/ Zhou Qi Name: Zhou Qi Title: Director	Signature (Charterers) For and on behalf of Knight Ocean Navigation Co. /s/ Stavros Gyftadis Name: Stavros Gyftadis Title: Director

PART II
 "BARECON 2001" Standard Bareboat Charter
1.	Definitions
In this Charter, the following terms shall have the meanings hereby assigned to them:
"The Owners" shall mean the party identified in Box 3; "The Charterers" shall mean the party identified in Box 4;
"The Vessel" shall mean the vessel named in Box 5 and with particulars as stated in Boxes 6 to 12.
"Financial Instrument" means the mortgage, deed of covenant or other such financial security instrument ~~as annexed to this Charter and~~ stated in Box 28.

2.	Charter Period
In consideration of the hire detailed in Box 22, the Owners have agreed to let and the Charterers have agreed to hire the Vessel for the period stated in Box 21 ("The Charter Period"),

3.	Delivery-See Clause 35
~~(not applicable when Part III applies, as indicated in Box 37)~~
~~(a)          The Owners shall before and at the time of delivery exercise due diligence to make the Vessel seaworthy~~
~~and in every respect ready in hull, machinery and equipment for service under this Charter,~~
~~The Vessel shall be delivered by the Owners and taken over by the Charterers at the port or place indicated in Box 13 in such ready safe berth as the Charterers may direct.~~
~~(b)          The Vessel shall be properly documented on delivery in accordance with the laws of the flag State indicated in Box 5 and the requirements of the classification society stated in Box 10.  The Vessel upon delivery shall have her survey cycles up to date and trading and class certificates valid for at least the number of months agreed in Box 12.~~
~~(c)          The delivery of the Vessel by the Owners and the taking over of the Vessel by the charterers shall constitute a full performance by the Owners of all the Owner's obligations under this Clause 3, and thereafter the Charterers shall not be entitled to make or assert any claim against the Owners on account of any conditions, representations or warranties expressed or implied with respect to the Vessel but the Owners shall be liable for the cost of but not the time for repairs or renewals occasioned by latent defects in the Vessel, her machinery or appurtenances, existing at the time of delivery under this Charter, provided such defects have manifested themselves within twelve (12) months after delivery unless otherwise provided in Box 32.~~

4.	Time for Delivery
(not applicable when Part III applies, as indicated in Box 37)
~~The Vessel shall not be delivered before the date indicated in Box 14 without the Charterers' consent and the Owners shall exercise due diligence to deliver the Vessel not later than the date indicated in Box 15.~~
~~Unless otherwise agreed in Box 18, the Owners shall give the Charterers not less than thirty (30) running days' preliminary and not less than fourteen (14) running days' definite notice of the date on which the Vessel is expected to be ready for delivery.  See Clause 35.~~
~~The Owners shall keep the Charterers closely advised of possible changes in the Vessel's position.~~

5.	Canceling
(not applicable when Part III applies, as indicated in Box 37) See Clause 33
~~(a)          Should the Vessel not be delivered latest by the canceling date indicated in Box 15, the Charterers shall have the option of canceling this Charter by giving the Owners notice of cancellation within thirty six (36) running hours after the cancelling date stated in Box 15, failing which this Charter shall remain in full force and effect.~~
~~(b)          If it appears that the Vessel will be delayed beyond the cancelling date, the Owners may, as soon as they are in a position to state with reasonable certainty the day on which the Vessel should be ready, give notice thereof to the Charterers asking whether they will exercise their option of cancelling, and the option must then be declared within one hundred and sixty eight (168) running hours of the receipt by the Charterers of such notice or within thirty six (36) running hours after the cancelling date, whichever is earlier.  If the Charterers do not then exercise their option of cancelling, the seventh day after the readiness date stated in the Owner's notice shall be substituted for cancelling date indicated in Box 15 for the purpose of this Clause 5.~~
~~(c)          Cancellation under this Clause 5 shall be without prejudice to any claim the Charterers may otherwise have on the Owners under this Charter.~~

6.	Trading Restrictions
The Vessel shall be employed in lawful trades for the carriage of suitable lawful merchandise within the trading limits indicated in Box 20.
The Charterers undertake not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the contracts of the insurance (including any warranties expressed or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe.
The Charterers also undertake not to employ the Vessel or suffer her employment in any trade or business which is forbidden by the law of any country to which the Vessel may sail or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render her liable to condemnation, destruction, seizure or confiscation.
Notwithstanding any other provisions contained in this Charter it is agreed that nuclear fuels or radioactive products or waste are specifically excluded from the cargo permitted to be loaded or carried under this Charter.  ~~This exclusion does not apply to radio-isotopes used or intended to be used for any industrial, commercial, agricultural, medical or scientific purposes provided the Owners' prior approval has been obtained o loading thereof.~~

7.	Surveys on Delivery and Redelivery
~~(not applicable when Part III applies, as indicated in Box 37)~~
~~The Owners and Charterers shall each appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel and the quantities of bunkers, lubricating oil, water and unbroached provisions, paint oils, ropes and other consumable provisions at the time of delivery and redelivery hereunder.  The Owners shall bear all expenses of the On hire Survey including loss of time, if any, at the daily equivalent to the rate of hire or pro rata thereof.~~

8.	Inspection See Clause 42.1.14
~~The Owners shall have the right at any time after giving reasonable notice to the Charterers to inspect or survey the Vessel or instruct a duly authorized surveyor to carry out such survey on their behalf.~~
~~(a)          To ascertain the condition of the Vessel and satisfy themselves that the Vessel is being properly repaired and maintained.  The costs and fees for such inspection or survey shall be paid by the Charterers Owners unless the Vessel is found to require repairs or maintenance in order to achieve the condition so provided;~~
~~(b)          In dry-dock if the Charterers have not dry-docked her in accordance with Clause 10(g).  The costs and fees for such inspection or survey shall be paid by the Charterers; and~~
~~(c)          for any other commercial reason they consider necessary (provided it does not unduly interfere with the commercial operation of the Vessel).  The costs~~

PART II
 "BARECON 2001" Standard Bareboat Charter
~~and fees for such inspection and survey shall be paid by the CharterersOwners.~~
~~All time used in respect of inspection, survey or repairs shall be for the Charterers' account and form part of the Charter Period.~~
~~The Charterers shall also permit the Owners to inspect the Vessel's log books whenever requested and shall whenever required by the Owners furnish them with full information regarding any casualties or other accident or damage to the Vessel.~~

9.	Inventories, Oil and Stores
A complete inventory of the Vessel's entire equipment, outfit including spare parts, appliances and of all consumable stores on board the Vessel shall be made by the Charterers ~~in conjunction with the Owners~~ on delivery and again on redelivery of the Vessel.  The Charterers and the Owners, respectively, shall at the time of delivery and redelivery take over and pay for all bunkers, lubricating oil, unbroached provisions, paints, ropes and other consumable stores free of charge. The Charterers shall ensure that all spare parts listed in the inventory and used during the Charter Period are replaced at their expense prior to redelivery of the Vessel.

10.	Maintenance and Operation
(a)	(i)	Maintenance and Repairs –
During the Charter Period the Vessel shall be in the full possession and at the absolute disposal for all purposes of the Charterers and under their complete control in every respect.  The Charterers shall maintain the Vessel, her machinery, boilers, appurtenances and spare parts in a good state of repair, in efficient operating condition and in accordance with good commercial maintenance practice and~~, except as provided for in Clause 14(l), if applicable,~~ at their own expense they shall at all times keep the Vessel's Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.
(ii)	New Class and Other Safety Requirements
In the event of any improvement, structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements or by compulsory legislation then the time and costs for compliance shall be for the sole account of the Charterers.  ~~costing (excluding the Charterers' loss of time) more than the percentage stated in Box 23, or if Box 23 is left blank, 5 per cent. of the Vessel's insurance value as stated in Box 29, then the extent, if any, to which the rate of hire shall be varied and the ratio in which the cost of compliance shall be shared between the parties concerned in order to achieve a reasonable distribution thereof as between the Owners and the Charterers having regard, inter alia, to the length of the period remaining under this Charter shall, in the absence of agreement, be referred to the dispute resolution method agreed in Clause 30.~~
(iii)	Financial Security
The Charterers shall maintain financial security or responsibility in respect of third party liabilities as required by any government, including federal, state or municipal or other division or authority thereof, to enable the Vessel, without penalty or charge, lawfully to enter, remain at, or leave any port, place, territorial or contiguous waters of any country, state or municipality in performance of this Charter without any delay.  This obligation shall apply whether or not such requirements have been lawfully imposed by such government or division or authority thereof.
The Charterers shall make and maintain all arrangements by bond or otherwise as may be necessary to satisfy such requirements at the Charterers' sole expense and the Charterers shall indemnify the Owners against all consequences whatsoever (including loss of time) for any failure or inability to do so.
(b)  Operation of the Vessel
The Charterers shall at their own expense and by their own procurement man, victual, navigate, operate, supply, fuel and, whenever required, repair the Vessel during the Charter Period and they shall pay all charges and expenses of every kind and nature whatsoever incidental to their use and operation of the vessel under this Charter, including annual flag State fees and any foreign general municipality and/or state taxes. The Master, officers and his crew of the Vessel shall be the servants of the Charterers for all purposes whatsoever, even if for any reason appointed by the Owners.
Charterers shall comply with the regulations regarding officers and crew in force in the country of the Vessel's flag or any other applicable law.
(c)  The Charterers shall keep the Owners and the mortgagee(s) advised of the intended employment, planned dry-docking and major repairs of the Vessel, as reasonably required.
(d)  Flag and Name of Vessel
During the Charter Period, the Charterers shall have the liberty to paint the Vessel in their own colours, install and display their funnel insignia and fly their own house flag. The Charterers also have the liberty, with the Owners' consent, which shall not be unreasonably withheld, to change the flag and/or the name of the Vessel during the Charter Period.  Painting and re-painting, installment and re-installment, registration and re-registration~~, if required by the Owners,~~ shall be at the Charterers' costs, expense and time unless requested by the Owners.
(e)  Changes to the Vessel
Subject to Clause 10(a)(ii), the Charterers shall make no structural changes in the Vessel or changes in the machinery, boilers, appurtenances or spare parts thereof without in each instance first securing the Owners' approval thereof.  ~~If the Owners so agree, the Charterers shall, if the Owners so require, restore the Vessel to its former condition before the termination of this Charter.~~
(f)  Use of the Vessel's Outfit, Equipment and Appliances
The Charterers shall have the use of all outfit, equipment, and appliances on board the Vessel at the time of delivery, provided the same or their substantial equivalent shall be returned to the Owners on redelivery in the same good order and condition as when received, ordinary wear and tear expected. The Charterers shall from time to time during the Charter Period replace such items of equipment as shall be so damaged or worn as to be unfit for use. The Charterers are to procure that all repairs to or replacement of any damaged, worn or lost parts or equipment be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Vessel.  The Charterers have the right to fit additional equipment at their expense and risk ~~but the Charteres shall remove such equipment at the end of the period if requested by the Owner~~.  Any equipment including radio equipment on hire on the Vessel at time of delivery shall be kept and maintained by the Charters and the chart Charterers shall assume the obligations and liabilities of the Owners under any lease contracts in connection therewith, and shall reimburse the Owners for all expenses incurred in connection therewith, also for any new equipment required in order to comply with radio regulations.
(g)  Periodical Dry-Docking
The Charters shall dry-dock the Vessel and clean and paint her underwater parts whenever the same may be necessary, but not less than once during the period stated in Box 19 or, if Box 19 has been left blank, every sixty (60) calendar months after

PART II
 "BARECON 2001" Standard Bareboat Charter

delivery or such other period as may be required by the Classification Society or flag State.
11.	Hire (See also Clause 38)
(a)  The Charterers shall pay hire due to the Owners punctually in accordance with the terms of this Charter in respect of which time shall be of the essence
~~(b)  The Charterers shall pay to the Owners for the hire of the Vessel a lump sum in the amount indicated in Box 22 which shall be payable not later than every thirty (30) running days in advance, the first lump sum being payable on the date and hour of the Vessel's delivery to the Charterers. Hire shall be paid continuously throughout the Charger Period.~~
~~(c)  Payment of hire shall be made in cash without discount in the currency and in the manner indicated in Box 25 and at the place mentioned in Box 26.~~
~~(d)  Final payments of hire, if for less than thirty (30) running days, shall be calculated proportionally according to the number of days and hours remaining before redelivery and advance payment to be affected accordingly.~~
~~(e)  Should the Vessel be lost or missing, hire shall cease from the date and time when she was lost or last heard of. The date upon which the Vessel is to be treated as lost or missing shall be ten (10) days after the Vessel was last reported or when the Vessel is posted as missing by Lloyd's, whichever occurs first. Any hire paid in advance to be adjusted accordingly.~~
~~(f)  Any delay in payment of higher shall entitle the Owners to interest at the rate her and him as agreed in Box 24. If Box 24 has not been filled in, the three months into the bank offered rate in London (LIBOR or is successor) for the currency stated in Box 25, as quoted by the British Bankers' Association (BBA) on the date when the hire felt due, increased by 2 percent, shall apply~~
~~(g)  Payments of interest do under subclause 11(f) shall be made within seven (7) running days of the date of the Owners invoice specifying the amount payable or, in the absence of an invoice, at the time of the next hire payment date~~

12.	Mortgage See Clause 39
~~(only to apply if Box 28 has been appropriately filled in)~~
~~*(a)  The Owners warrant that they have not effected any mortgage(s) of the Vessel and that they shall not effect any mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.~~
~~*(b)  The Vessel chartered under this Charter is financed by a mortgage according to the Financial Instrument The Charterers undertake to comply, and provide such information and documents to enable the Owners to comply, with all such instructions or directions in regard to the employment, insurances, operation, repairs and maintenance of the Vessel as laid down in the Financial Instrument or as may be directed from time to time during the currency of the Charter by the mortgagee(s) in conformity with the Financial Instrument.  The Charterers confirm that, for this purpose, they have acquainted themselves with all relevant terms, conditions and provisions of the Financial Instrument and agree to acknowledge this in writing in any form that may be required by the mortgagee(s).  The Owners warrant that they have not effected any mortgage(s) other than stated in Box 28 and that they shall not agree to any amendment of the mortgage(s) referred to in Box 28 or effect any other mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.~~
~~*(Optional, Clauses 12(a) and 12(b) are alternatives; indicate alternative agreed in Box 28)~~
13.	Insurance and Repairs (See also Clause 43)
(a)  During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against hull and machinery, war and Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including but not limited to maintaining financial security in accordance with sub-clause 10(a)(iii) in such form as the Owners shall in writing approve, which approval shall not be unreasonably withheld.  Such insurances shall be arranged by the Charterers to protect the interests of both the Owners and the Charterers and the mortgagee(s) (if any), and the Charterers shall be at liberty to protect under such insurances the interests of any managers they may appoint.  Insurance policies shall cover the Owners and the Charterers according to their respective interests.  Subject to ~~the provisions of the Financial Instruments, if any,~~ and the approval of the Owners and the insurers, the Charterers shall effect all insured repairs and shall undertake settlement and reimbursement from the insurers of all costs in connection with such repairs as well as insured charges, expenses and liabilities to the extent of coverage under the insurances herein provided for.
The Charterers also to remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances.
All time used for repairs under the provisions of sub-clause 13(a) ~~and for repairs of latent defects according to Clause 3(c) above~~, including any deviation, shall be the Charterers' account.
(b) If the conditions of the above insurances permit additional insurance to be placed by the parties, such cover shall be limited to the amount for each party set out in Box 30 and Box 31, respectively.  The Owners or the Charterers as the case may be shall immediately furnish the other party Owners with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers are necessary.
(c) The Charterers shall upon the request of the Owners, provide information and promptly execute such documents as may be required to enable the Owners to comply with the insurance provisions of the Financial Instrument.
(d) Subject to the provisions of the Financial Instruments, if any, should the Vessel become an actual, constructive, compromised or agreed total loss under the insurances required under sub-clause 13(a), all insurance payments for such loss shall be paid to the Owners who shall distribute the moneys between the Owners and the Charterers according to their respective interests.  The Charterers undertake to notify the Owners and the mortgagee(s), if any, of any occurrences in consequence of which the Vessel is likely to become a total loss as defined in this Clause.
(e) The Owners shall upon the request of the Charterers, promptly execute such documents as may be required to enable the Charterers to abandon the Vessel to insurers and claim a constructive total loss.
(f) For the purpose of insurance coverage against hull and machinery and war risks under the provisions of sub-clause 13(a), the value of the Vessel is the sum indicated in Box 29.
14.	Insurance, Repairs and Classification
~~(Optional, only to apply of expressly agreed and stated in Box 29, in which event Clause 13 shall be~~

PART II
 "BARECON 2001" Standard Bareboat Charter
~~considered deleted.)~~
~~(a)  During the Charter Period the Vessel shall be kept insured by the Owners at their expense against hull and machinery and war risks under the form of policy or policies attached hereto.  The Owners and/or insurers shall not have any right of recovery or subrogation against the Charterers on account of loss of or any damage to the Vessel or her machinery or appurtenances covered by such insurance, or on account of payments made to discharge claims against or liabilities of the Vessel or the Owners covered by such insurance.  Insurance policies shall cover the Owners and the Charterers according to their respective interests.~~
~~(b)  During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with sub-clause 10(a)(iii)) in such form as the Owners shall in writing approve which approval shall not be unreasonably withheld.~~
~~(c)  In the event that any act or negligence of the Charterers shall vitiate any of the insurance herein provided, the Charterers shall pay to the Owners all losses and indemnify the Owners against all claims and demands which would otherwise have been covered by such insurance.~~
~~(d)  The Charterers shall, subject to the approval of the Owners or Owners' Underwriters, effect all insured repairs, and the Charterers shall undertake settlement of all miscellaneous expenses in connection with such repairs as well as all insured charges, expenses and liabilities to the extent of coverage under the insurances provided for under the provisions of sub-clause 14(a).  The Charterers to be secured reimbursement through the Owners' Underwriters for such expenditures upon presentation of accounts.~~
~~(e)  The Charterers to remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances.~~
~~(f)  All time used for repairs under the provisions of sub-clause 14(d) and 14(e) and for repairs of latent defects according to Clause 3 above, including any deviation, shall be for the Charterers' account and shall form part of the Charter Period~~
~~The Owners shall not be responsible for any expenses as are incident to the use and operation of the Vessel for such time as may be required to make such repairs.~~
~~(g)  If the conditions of the above insurances permit additional insurance to be placed by the parties such cover shall be limited to the amount for each party set out in Box 30 and Box 31, respectively.  The Owners or the Charterers as the case may be shall immediately furnish the other party with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers is necessary.~~
~~(h)  Should the Vessel become an actual, constructive, compromised or agreed total loss under the insurances required under subclause 14(a), all insurance payments for such loss shall be paid to the Owners, who shall distribute the moneys between themselves and the Charterers according to their respective interests.~~
~~(i)  If the Vessel becomes an actual, constructive, compromised or agreed total loss under the insurances arranged by the Owners in accordance with sub-clause 14(a), this Charter shall terminate as of the date of such loss.~~
~~(j)  The Charterers shall upon the request of the Owners, promptly execute such documents as may be required to enable the Owners to abandon the Vessel to the insurers and claim a constructive total loss.~~
~~(k)  For the purpose of insurance coverage against hull and machinery and war risks under the provisions of sub-clause 14(a), the value of the Vessel is the sum indicated in Box 29.~~
~~(l)  Notwithstanding anything contained in sub-clause 10(a), it is agreed that under the provisions of Clause 14, if applicable, the Owners shall keep the Vessel's Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.~~
15.	Redelivery (See also Clause 46)
~~At the expiration of the Charter Period the Vessel shall be redelivered by the Charterers to the Owners at a safe and ice-free port or place as indicated in Box 16, in such ready safe berth as the Owners may direct.  The Charterers shall give the Owners not less than thirty (30) running days' preliminary notice of expected date, range of ports or redelivery or port or place of redelivery and not less than fourteen (14) running days' definite notice of expected date and port or place of redelivery.  Any changes thereafter in the Vessel's position shall be notified immediately to the Owners.~~
~~The Charterers warrant that they will not permit the Vessel to commence a voyage (including any preceding ballast voyage) which cannot reasonably be expected to be completed in time to allow redelivery of the Vessel within the Charter Period.  Notwithstanding the above, should the Charterers fail to redeliver the Vessel within the Charter Period, the Charterers shall pay the daily equivalent to the rate of hire stated in Box 22 plus 10 per cent. or to the market rate, whichever is higher, for the number of days by which the Charter Period is exceeded.  All other terms, conditions and provisions of this Charter shall continue to apply.~~
~~Subject to the provisions of Clause 10, the Vessel shall be redelivered to the Owners in the same or as good structure, state, condition and class as that in which she was delivered, fair wear and tear not affecting class excepted.~~
~~The Vessel upon redelivery shall have her survey cycles up to date and trading and class certificates valid for at least the number of months agreed in Box 17.~~
16.	Non-Lien
The Charterers will not suffer, nor permit to be continued, any lien or encumbrance incurred by them or their agents, which might have priority over the title and interest of the Owners in the Vessel.  The Charterers further agree to fasten to the Vessel in a conspicuous place and to keep so fastened during the Charter Period a notice reading as follows:
"This Vessel is the property of (name of Owners).  It is under charter to (name of Charterers) and by the terms of the Charter Party neither the Charterers nor the Master have any right, power or authority to create, incur or permit to be imposed on the Vessel any lien whatsoever."

17.	Indemnity (See also Clause 40)
(a)  The Charterers shall indemnify the Owners against any loss, damage or expense incurred by the Owners arising out of or in relation to the operation of the Vessel by the Charterers, and against any lien of whatsoever nature arising out of an event occurring during the Charter Period.  If the Vessel be arrested or otherwise detained by reason of claims or liens arising out of her operation hereunder by the Charterers, the Charterers shall at their own expense ~~take all reasonable steps~~ to secure that ~~within a reasonable time~~ the Vessel is released, including the provision of bail.
Without prejudice to the generality of the foregoing, the Charterers agree to indemnify the Owners against all consequences or liabilities arising from the Master, officers or agents signing Bills of Lading

PART II
 "BARECON 2001" Standard Bareboat Charter
~~or other documents.~~
~~(b)  If the Vessel be arrested or otherwise detained by reason of a claim or claims against the Owners, the Owners shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.~~
~~In such circumstances the Owners shall indemnify the Charterers against any loss, damage or expense incurred by the Charterers (including hire paid under this Charter) as a direct consequence of such arrest or detention.~~
18.	Lien
The Owners to have a lien upon all cargoes, sub-hires and sub-freights belonging or due to the Charterers or any sub-charterers and any Bill of Lading freight for all claims under this Charter, ~~and the Charterers to have a lien on the Vessel for all moneys paid in advance and not earned.~~
19.	Salvage
All salvage and towage performed by the Vessel shall be for the Charterers' benefit and the cost of repairing damage occasioned thereby shall be borne by the Charterers.
20.	Wreck Removal
In the event of the Vessel becoming a wreck or obstruction to navigation the Charterers shall indemnify the Owners against any sums whatsoever which the Owners shall become liable to pay and shall pay in consequence of the Vessel becoming a wreck or obstruction to navigation.
21.	General Average
The Owners shall not contribute to General Average.
22.	Assignment, Sub-Charter and Sale
(a)  The Charterers shall not assign this Charter nor sub-charter the Vessel on a bareboat basis except with the prior consent in writing of the Owners~~, which shall not be unreasonably withheld,~~ and subject to such terms and conditions as the Owners shall approve.
~~(b)  The Owners shall not sell the Vessel during the currency of this Charter except with the prior written consent of the Charterers, which shall not be unreasonably withheld, and subject to the buyer accepting an assignment of this Charter.~~
23.          Contracts of Carriage
*(a)  The Charterers are to procure that all documents issued during the Charter Period evidencing the terms and conditions agreed in respect of carriage of goods shall contain a paramount clause incorporating any legislation relating to carrier's liability for cargo compulsory applicable in the trade; if no such legislation exists, the documents shall incorporate the Hague-Visby Rules.  The documents shall also contain the New Jason Clause and the Both-to-Blame Collision Clause.
~~*(b)  The Charterers are to procure that all passenger tickets issued during the Charter Period for the carriage of passengers and their luggage under this Charter shall contain a paramount clause incorporating any legislation relating to carrier's liability for passengers and their luggage compulsorily applicable in the trade; if no such legislation exists, the passenger tickets shall incorporate the Athens Convention Relating to the Carriage of Passengers and their Luggage by Sea, 1974, and any protocol thereto.~~
*Delete as applicable.
24.          Bank Guarantee
(Optional, only to apply if Box 27 filled in)
~~The Charterers undertake to furnish, before delivery of the Vessel, a first class bank guarantee or bond in the sum and at the place indicated in Box 27 as guarantee for full performance of their obligations under this Charter.~~
25.          Requisition/Acquisition
(a) In the event of the Requisition for Hire of the Vessel by any governmental or other competent authority (hereinafter referred to as "Requisition for Hire") irrespective of the date during the Charter Period when "Requisition for Hire" may occur and irrespective of the length thereof and whether or not it be for an indefinite or a limited period of time, and irrespective of whether it may or will remain in force for the remainder of the Charter Period, this Charter shall not be deemed thereby or thereupon to be frustrated or otherwise terminated and the Charterers shall continue to pay the stipulated hire in the manner provided by this Charter until the time when the Charter would have terminated pursuant to any of the provisions hereof always provided however that if all hire has been paid by the Charterers hereunder then in the event of "Requisition for Hire" any Requisition Hire or compensation Is received or receivable by the Owners, the same shall be payable to the Charterers during the remainder of the Charter Period or the period of the "Requisition for Hire" whichever be the shorter.
~~(b)  In the event of the Owners being deprived of their ownership in the Vessels by any Compulsory Acquisition of the Vessel or requisition for title by any governmental or other competent authority (hereinafter referred to as "Compulsory Acquisition"), then, irrespective of the date during the Charter Period when "Compulsory Acquisition" may occur, this Charter shall be deemed terminated as of the date such "Compulsory Acquisition". In such event Charter Hire to be considered as earned and to be paid up to the date and time of such "Compulsory Acquisition".~~
26.          War
(a)  Subject to the provisions of the Financial instruments (if any) (and without prejudice to Clauses 35,2(c) and (d)), ~~F~~for the purpose of this Clause tie words "War Risks" shall include any war (whether actual or threatened). act of war. civil war, hostilities, revolution, rebellion, civil commotion, warlike operations, the laying of mines (whether actual or reported). acts of piracy, acts of terrorists, acts of hostility or malicious damage, blockades (whether imposed against all vessels or imposed selectively against vessels of certain flags or ownership, or against certain cargoes or crews, or otherwise, however), by any person, body, terrorist or political group, or the Government of any state whatsoever, which may be dangerous or are likely to be or to become dangerous to the Vessel, her cargo, crew or other persons on board the Vessel.
b)  The Vessel, unless the written consent of the Owners be first obtained and the Charterers have arranged for requisition insurance in respect of the Vessel (and the same has been assigned to the Owners or at their direction), shall not continue to or go through any port, place, area or zone (whether of land or sea), or any waterway or canal, where it reasonably appears that the Vessel, her cargo, crew or other persons on board the Vessel, in the reasonable judgement of the Owners, may be, or are likely to be, exposed to War Risks (except in case of exposure only to acts of piracy, when the prior written consent of the Owners Is not required provided the aforesaid insurances and assignments are in place). Should the Vessel be within any such place as aforesaid, which only becomes dangerous, or is reasonably likely to be or to become dangerous, after her entry into it, the Owners shall have the right to require the Vessel to leave such area.
(c)  The Vessel shall not load contraband cargo, or to pass through any blockade, whether such blockade be imposed on all vessels, or is imposed selectively in any way whatsoever against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever, or to proceed to an area where she shall be subject, or is likely to be subject to a belligerent's right of search and/or confiscation.
(d)  If the insurers of the war risks insurance, when Clause 14 is applicable, should require payment of premiums and/or calls because, pursuant to the Charterers' orders, the Vessel is within, or is due to enter and remain within any area or areas which

PART II
 "BARECON 2001" Standard Bareboat Charter
are specified by such insurers as being subject to additional premiums because of War Risks, then such premiums and/or calls shall be reimbursed by the Charterers to the Owners at the same time as the next payment of hire is due.
(e)  The Charterers shall have the liberty:
(i)  to comply with all orders, directions, recommendations or advice as to departure, arrival, routes, sailing in convoy, ports of call, stoppages, destinations, discharge of cargo, delivery, or in any other way whatsoever, which are given by the Government of the Nation under whose flag the Vessel sails, or any other Government, body or group whatsoever acting with the power to compel compliance with their orders or directions,
(ii)  to comply with the orders, directions or recommendations of any war risks underwriters who have the authority to give the same under the terms of the war risks insurance;
(iii) to comply with the terms of any resolution of the Security Council of the United Nations, any directives of the European Community, the effective orders of any other Supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owners are subject, and to obey the orders and directions of those who are charged with their enforcement.
(f)  In the event of outbreak of war (whether there be a declaration of war or not) ~~(i) between any two or more of the following countries; the United States of America; Russia; the United Kingdom; France; and the People's Republic of China, (ii) between any two or more of the countries stated in Box 26, both the Owners and the Charterers shall have the right to cancel this Charter, whereupon the Charterers shall redeliver the Vessel to the Owners in accordance with Clause 15, if the Vessel has cargo on board after discharge thereof at destination, or if debarred under this Clause from reaching or entering it at a near, open and safe port as directed by the Owners, or if the Vessel has no cargo on board, at the port at which the Vessel then is or if at sea at a near, open and safe port as directed by the Owners.  In all cases~~ hire shall continue to be paid in accordance with Clause 11 and except as aforesaid all other provisions of this Charter shall apply until redelivery.
27.          Commission
~~The Owners to pay a commission at the rate indicated in Box 33 to the Brokers named in Box 33 on any hire paid under the Charter.  If no rate is indicated in Box 33, the commission to be paid by the Owners shall cover the actual expenses of the Brokers and a reasonable fee for their work.~~
~~If the full hire is not paid owing to breach of the Charter by either of the parties the party liable therefor shall indemnify the Brokers against their loss of commission.  Should the parties agree to cancel the Charter, the Owners shall indemnify the Brokers against any loss of commission but in such case the commission shall not exceed the brokerage on one year's hire.~~
28.          Termination (See also Clause 44)
~~(a)~~  Charterers Default
~~The Owners shall be entitled to withdraw the Vessel from the service of the Charterers and terminate the Charter with immediate effect by written notice to the Charterers if:~~
~~(i)  the Charterers fail to pay hire in accordance with Clause 11.  However, where there is a failure to make punctual payment of hire due to oversight, negligence, errors or omissions on the part of the Charterers or their bankers, the Owners shall give the Charterers written notice of the number of clear banking days stated in Box 34 (as recognised at the agreed place of payment) in which to rectify the failure, and when so rectified within such number of days following the Owners' notice, the payment shall stand as regular and punctual.  Failure by the Charterers to pay hire within the number of days stated in Box 34 of their receiving the Owners' notice as provided herein, shall entitle the Owners to withdraw the Vessel from the service of the Charterers and terminate the Charter without further notice;~~
~~(ii)  the Charterers fail to comply with the requirements of~~
~~(1)  Clause 6 (Trading Restrictions)~~
~~(2)  Clause 13(a) (Insurance and Repairs)~~
~~provided that the Owners shall have the option, by written notice to the Charterers, to give the Charterers a specified number of days grace within which to rectify the failure without prejudice to the Owners' right to withdraw and terminate under this Clause if the Charterers fail to comply with such notice;~~
~~(iii)  the Charterers fail to rectify any failure to comply with the requirements of sub-clause 10(a)(i) (Maintenance and Repairs) as soon as practically possible after the Owners have requested them in writing so to do and in any event so that the Vessel's insurance cover is not prejudiced.~~
~~(b)~~  Owners Default
~~If the Owners shall by any act or omission be in breach of their obligations under this Charter to the extent that the Charterers are deprived of the use of the Vessel and such breach continues for a period of fourteen (14) running days after written notice thereof has been given by the Charterers to the Owners, the Charterers shall be entitled to terminate this Charter with immediate effect by written notice to the Owners.~~
(c)  Loss of Vessel (See Clause 43)
~~This Charter shall be deemed to be terminated if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss. For the purpose of this sub-clause, the Vessel shall not be deemed to be lost unless she has either become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel~~
~~has occurred.~~
~~(d)  Either party shall be entitled to terminate this Charter with immediate effect by written notice to the other party in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of the other party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.~~
(e)  The termination of this Charter shall be without prejudice to all rights accrued due between the parties prior to the date of termination and to any claim that either party might have.
29.          Repossession See Clause 46
~~In the event of the termination of this Charter in accordance with the applicable provisions of Clause 28, the Owners shall have the right to repossess the Vessel from the Charterers at her current or next port of call, or at a port or place convenient to them without hindrance or interference by the Charterers, courts or local authorities. Pending physical repossession of the Vessel in accordance with this Clause 29, the Charterers shall hold the Vessel as gratuitous bailee only to the Owners.  The Owners shall arrange for an authorised representative to~~

PART II
 "BARECON 2001" Standard Bareboat Charter
~~board the Vessel as soon as reasonably practicable following the termination of the Charter.  The Vessel shall be deemed to be repossessed by the Owners from the Charterers upon the boarding of the Vessel by the Owners' representative.  All arrangements and expenses relating to the settling of wages, disembarkation and repatriation of the Charterers' Master, officers and crew shall be the sole responsibility of the Charterers.~~
30.          Dispute Resolution – see Clause 50
~~*(a) This Contract shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Contract shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.  The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.  The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator end shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.~~
~~Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.  In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.~~
~~*)~~
~~(b)  This Contract shall be governed by and construed in accordance with Title 9 of the United States Code and the Maritime Law of the United States and any dispute arising out of or in connection with this Contract shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgement may be entered on an award by any court of competent jurisdiction.  The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings are commenced.~~
~~*)~~
~~(c)  This Contract shall be governed by and construed in accordance with the laws of the place mutually agreed by the parties and any dispute arising out of or in connection with this Contract shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.~~

~~(d)  Notwithstanding (a), (b) or (c) above, the parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Contract.~~
~~In the case of a dispute in respect of which arbitration has been commenced under (a), (b) or (c) above, the following shall apply:-~~
~~(i)          Either party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written notice (the "Mediation Notice") calling on the other party to agree to mediation.~~
~~(ii)          The other party shall thereupon with 14 calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the parties shall thereafter agree a mediator within a further 14 calendar days, falling which on the application of either party a mediator will be appointed promptly by the Arbitration Tribunal ("the Tribunal") or such person as the Tribunal may designate for that purpose.  The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the parties may agree or, in the event of disagreement, as may be set by the mediator.~~
~~(iii)          If the other party does not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the parties.~~
~~(iv)          The mediation shall not affect the right of either party to seek such relief or take such steps as it considers necessary to protect its interest.~~
~~(v)          Either party may advise the Tribunal that they have agreed to mediation.  The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration.~~
~~(vi)          Unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs incurred in the mediation and parties shall share equally the mediator's costs and expenses.~~
~~(vii)          The mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosable under the law and procedure governing the arbitration.~~
(Note:  The parties should be aware that the mediation process may not necessarily interrupt time limits.)
~~(e)~~	~~If Box 35 in Part I is not appropriately filled in, sub-clause 30(a) of this Clause shall apply. Sub-clause 30(d) shall apply in all cases.,~~
*Sub-clauses 30(a), 30(b) and 30(c) are alternatives; indicate alternative agreed in Box 35.

31.          Notices
(a)  Any notice to be given by either party to the other party shall be in writing and may be sent by fax, telex, registered or recorded mail or by personal service.
(b)  The address of the Parties for service of such communication shall be as stated in Clause 48~~Boxes 3 and 4 respectively.~~

"BARECON 2001" Standard Bareboat Charter PART III	OPTIONAL PART
PROVISIONS TO APPLY FOR NEWBUILDING VESSELS ONLY
(Optional, only to apply if expressly agreed and stated in Box 37)
1.          Specifications and Building Contract
~~(a)  The Vessel shall be constructed in accordance with the Building Contract (hereafter called "the Building Contract") as annexed to this Charter, made between the Builders and the Owners and in accordance with the specifications and plans annexed thereto, such Building Contract, specifications and plans annexed thereto, such Building Contract, specifications and plans having been counter-signed as approved by the Charterers.~~
~~(b)  No change shall be made in the Building Contract or in the specifications or plans of the Vessel as approved by the Charterers as aforesaid, without the Charterers' consent.~~
~~(c)  The Charterers shall have the right to send their representative of the Builders' Yard to inspect the Vessel during the course of her construction to satisfy themselves that constructions is in accordance with such approved specifications and plans as referred to under sub-clause (a) of this Clause.~~
~~(d)  The Vessel shall be built in accordance with the Building Contract and shall be of the description set out therein.  Subject to the provisions of sub-clause 2(c)(ii) hereunder, the Charterers shall be bound to accept the Vessel from the Owners, completed and constructed in accordance with the Building Contract, on the date of delivery by the Builders.  The Charterers undertake that having accepted the Vessel they will not thereafter raise any claims against the Owners in respect of the Vessel's performance or specification or defects, if any.  Nevertheless, in respect of any repairs, replacement or defects which appear within the first 12 months from delivery by the Builders, the Owners shall endeavor to compel the Builders to repair, replace or remedy any defects or to recover from the Builders any expenditure incurred in carrying out such repairs, replacements or remedies.  However, the Owners' liability to the Charterers shall be limited to the extent the Owners have a valid clause of the Building Contract (a copy whereof has been supplied to the Charterers).  The Charterers shall be bound to accept such sums as the Owners are reasonably able to recover under this Clause and shall make no further claim on the Owners for the difference between the amount(s) so recovered and the actual expenditure on repairs, replacement or remedying defects or for any loss of time incurred.~~
~~Any liquidated damages for physical defects or deficiencies shall accrue to the account of the party stated in Box 41(a) or if not filled in shall be shared equally between the parties.  The costs of pursuing a claim or claims against the Builders under this Clause (including any liability to the Builders) shall be borne by the party stated in Box 41(b) or if not filled in shall be shared equally between the parties.~~
~~2.          Time and Place of Delivery~~
~~(a)  Subject to the Vessel having completed her acceptance trials including trials of cargo equipment in accordance with the Building Contract and specifications to the satisfaction of the Charterers, the Owners shall give and the Charterers shall take delivery of the Vessel afloat when ready for delivery and properly documented at the Builders' Yard or some other safe and readily accessible dock, wharf or place as may be agreed between the hereto and the Builders.  Under the Building Contract the Builders have estimated that the Vessel will be ready for delivery to the Owners as therein provided but the delivery date for the purpose of this Charter shall be the date when the Vessel is in fact ready for delivery by the Builders after completion of trials whether that be before or after as indicated in the Building Contract.  The Charterers shall not be entitled to refuse acceptance of delivery of the Vessel and upon and after such acceptance, subject to Clause 1(d), the Charterers shall not be entitled to make any claim against the Owners in respect of any conditions, representations or warranties, whether express or implied, as to the seaworthiness of the Vessel or in respect of delay in delivery.~~
~~(b)  If for any reason other than a default by the Owners under the Building Contract, the Builders become entitled under the that Contract not to deliver the Vessel to the Owners, the Owners shall upon giving to the Charterers written notice of Builders becoming so entitled, be excused from giving delivery of the Vessel to the Charterers and upon receipt of such notice by the Charterers this Charter shall cease to have effect.~~
~~(c)  If for any reason the Owners become entitled under the Building Contract to reject the Vessel the Owners shall, before exercising such right or rejection, consult the Charterers and thereupon~~
~~(i) if the Charterers do not wish to take delivery of the Vessel they shall inform the Owners within seven (7) running days by notice in writing and upon receipt by the Owners of such notice this Charter shall cease to have effect; or~~
~~(ii) if the Charterers wish to take delivery of the Vessel they may by notice in writing within seven (7) running days require the Owners to negotiate with the Builders as to the terms on which delivery should be taken and/or refrain from exercising their right to rejection and upon receipt of such notice the Owners shall commence such negotiations and/or take delivery of the Vessel from the Builders and deliver her to the Charterers;~~
~~(iii) in no circumstances shall the Charterers be entitled to reject the Vessel unless the Owners are able to reject the Vessel from the Builders;~~
~~(iv) if this Charter terminates under sub-clause (b) or (c) of this Clause, the Owners shall thereafter not be liable to the Charterers for any claim under or arising out of this Charter or its termination.~~
~~(d)  Any liquidated damaged for delay in delivery under the Building Contract and any costs incurred in pursuing a claim therefor shall accrue to the account of the party stated in Box 41(c) or if not filled between the parties.~~
~~3.          Guarantee Works~~
~~If not otherwise agreed, the Owners authorise the Charterers to arrange for the guarantee works to be performed in accordance with the building contract terms, and hire to continue during the period of guarantee works.  The Charterers have to advise the Owners about the performance to the extent the Owners may request.~~

"BARECON 2001" Standard Bareboat Charter PART III	OPTIONAL PART
PROVISIONS TO APPLY FOR NEWBUILDING VESSELS ONLY
(Optional, only to apply if expressly agreed and stated in Box 37)
~~4.          Name of Vessel~~
~~The name of the Vessel shall be mutually agreed between the Owners and the Charterers and the Vessel shall be painted in the colours, display the funnel insignia and fly the house flag as required by the Charterers.~~
~~5.          Survey on Redelivery~~
~~The Owners and the Charterers shall appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of re-delivery.~~
~~Without prejudice to Clause 15 (Part II), the Charterers shall bear all survey expenses and all other costs, if any, including the cost of docking and undocking, if required, as well as all repair costs incurred.  The Charterers shall also bear all loss of time spent in connection with any docking and undocking as well as repairs, which shall be paid at the rate of hire per day or pro rata.~~

"BARECON 2001" Standard Bareboat Charter PART IV	OPTIONAL PART
HIRE/PURCHASE AGREEMENT
(Optional, only to apply if expressly agreed and stated in Box 42)
~~On expiration of this Charter and provided the Charterers have fulfilled their obligations according to Part I and II as well as Part II, if applicable, it is agreed, that on payment of the final payment of hire as per Clause 11 the Charterers have purchased the Vessel with everything belonging to her and the Vessel is fully paid for.~~
~~In the following paragraphs the Owners are referred to as the Sellers and the Charterers as the Buyers.~~
~~The Vessel shall be delivered by the Sellers and taken over by the Buyers on expiration of the Charter.~~
~~The Sellers guarantee that the Vessel, at the time of delivery, is free from all encumbrances and maritime liens or any debts whatsoever other than those arising from anything done or not done by the Buyers or any existing mortgage agreed not to be paid off by the time of delivery.  Should any claims, which have been incurred prior to the time of delivery be made against the Vessel, the Sellers hereby undertake to indemnify the Buyers against all consequences of such claims to the extent it can be proved that the Sellers are responsible for such claims.  Any taxes, notarial, consular and other charges and expenses connected with the purchase and registration under Buyers' flag, shall be for Buyers' account.  Any taxes, consular and other charges and expenses connected with closing of the Sellers' register, shall be for Sellers' account.~~
~~In exchange for payment of the last month's hire instalment the Sellers shall furnish the Buyers with a Bill of Sale duly attested and legalized, together with a certificate setting out the registered encumbrances, if any.  On delivery of the Vessel the Sellers shall provide for deletion of the Vessel from the Ship's Register and deliver a certificate of deletion to the Buyers.~~
~~The Sellers shall, at the time of delivery, hand to the Buyers all classification certificates (for hull, engines, anchors, chains, etc.) as well as all plans which may be in Sellers' possession.~~
~~The Wireless Installation and Nautical Instruments, unless on hire, shall be included in the sale without any extra payment.~~
~~The Vessel with everything belonging to her shall be at Sellers' risk and expense until she is delivered to the Buyers, subject to the conditions of this Contract and the Vessel with everything belonging to her shall be delivered and taken over as she is at the time of delivery, after which the Sellers shall have no responsibility for possible faults or deficiencies of any description.~~
~~The Buyers undertake to pay for the repatriation of the Master, officers and other personnel if appointed by the Sellers to the port where the Vessel entered the Bareboat Charter as per Clause 3 (Part II) or to pay the equivalent cost for their journey to any other place.~~

"BARECON 2001" Standard Bareboat Charter PART V	OPTIONAL PART
PROVISIONS TO APPLY FOR VESSELS REGISTERED IN A BAREBOAT CHARTER REGISTRY
(Optional, only to apply if expressly agreed and stated in Box 43)
~~1.          Definitions~~
~~For the purpose of this PART V, the following terms shall have the meanings hereby assigned to them:~~
~~"~~The Bareboat Charter Registry~~" shall mean the registry of the State whose flag the Vessel will fly and in which the Charterers are registered as the bareboat charterers during the period of the Bareboat Charter.~~
~~"~~The Underlying Registry~~" shall mean the registry of the State in which the Owners of the Vessel are registered as Owners and to which jurisdiction and control of the Vessel will revert upon termination of the Bareboat Charter Registration.~~
~~2.          Mortgage~~
~~The Vessel chartered under this Charter is financed by a mortgage and the provisions of Clause 12(b) (Part II) shall apply.~~
~~3.          Termination of Charter by Default~~
~~If the Vessel chartered under this Charter is registered in a Bareboat Charter Registry as stated in Box 44, and if the Owners shall default in the payment of any amounts due under the mortgage(s) specified in Box 28, the Charterers shall, if so required by the mortgagee, direct the Owners to re-register the Vessel in the Underlying Registry as shown in Box 45.~~
~~In the event of the Vessel being deleted from the Bareboat Charter Registry as stated in Box 44, due to a default by the Owners in the payment of any amounts due under the mortgage(s), the Charterers shall have the right to terminate this Charter forthwith and without prejudice to any other claim they may have against the Owners under this Charter.~~

Execution Version
CONTENTS	Page

32	Definitions	1
33	Effectiveness and Cancelling	13
34	Conditions Precedent and Subsequent	13
35	Delivery of the Vessel	14
36	Charter Period	16
37	Fee and Deposit	16
38	Charterhire	17
39	Owner's Right of Sale and Mortgage	20
40	Indemnity	21
41	Representations and Warranties	22
42	Undertakings	26
43	Insurances, Total Loss	32
44	Termination Events	39
45	Purchase Option and Purchase Obligation	41
46	Owner's Rights on Termination	42
47	Assignment and Set-Off	44
48	Communications	45
49	Counterparts	45
50	Law and Jurisdiction	45
Schedule 1	Fixed Charterhire Payment Table	47
Schedule 2	Conditions Precedent and Subsequent	49
	Part 1	49
	Part 2	52
	Part 3	53
Schedule 3	Form of Acceptance Certificate	54

ADDITIONAL CLAUSES
to the Bareboat Charter dated this _____________ day of _______________
between
Hanchen Limited
and
Knight Ocean Navigation Co.
One (1) 179,000 DWT Bulk Carrier
Named "Knightship"
(the "Vessel")
32          Definitions
32.1	In this Charter, unless the context otherwise requires:-
"Account Bank" means Joh. Berenberg, Gossler & Co. KG, Alpha Bank or any other bank or financial institution as may be designated by the Charterer with the prior written consent of the Owner (such consent not to be unreasonably withheld or delayed) as the account bank for the purposes of this Charter.
"Account Pledge" means the deed of pledge over the Charterer Account and all amounts from time to time standing to the credit to the Charterer Account from the Charterer in favour of the Owner.
"Approved Manager" means, in relation to the Vessel:
(a)	V. Ships Limited, a corporation incorporated and existing under the laws of Cyprus whose registered office is at Zenas Gunther, 16-18, Agia Triada, 3035 Limassol, Cyprus, as technical manager; or
(b)
Fidelity Marine Inc., a corporation incorporated and existing under the laws of the Republic of the Marshall Islands whose registered office is at the Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960 Marshall Islands, as commercial manager; or

(c)	any other ship management company which the Owners may approve in writing (such approval not to be unreasonably withheld or delayed).
"Approved Valuers" means each of (a) Arrow, (b) Braemar Seascope, (c) Clarksons, (d) Simpsons, Spencer and Young and any other reputable and independent ship brokers that may be appointed by the Charterer, with the prior written consent of the Owner (such approval not to be unreasonably withheld or delayed).

"Balloon Payment" means the amount not exceeding United States Dollars Five Million Two Hundred Ninety Nine Thousand (US$5,299,000) which, unless otherwise stipulated herein, shall be paid by the Charterer on the Expiry Date.
"Break Costs" means all documented costs, losses, premiums or penalties incurred by the Owner as a result of the receipt by the Owner of any payment under or in relation to the Transaction Documents on a day other than the due date for payment of the sum in question (including any break cost (however such term or its equivalent may be described under the Finance Documents) incurred by the Owner under the Finance Documents).
"Business Day" means (a) in relation to a day on which payment is to be made in U.S. dollars, a day (other than a Saturday or Sunday) on which banks are open for general business in Shanghai, Greece, Germany, New York and Hong Kong; (b) in relation to the definition of Quotation Day and to a day on which LIBOR is to be determined, a day (other than a Saturday or Sunday) on which banks and the relevant financial market are open for general business in London; and (c) in relation to any other day, a day (other than a Saturday or Sunday) on which banks are open for general business in Shanghai, Greece, Germany, New York and Hong Kong.
"Chargor" means Emperor Holding Ltd., a company organised and existing under the laws of Republic of the Marshall Islands, having its registered office at The Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Republic of the Marshall Islands.
"Charter Period" means the period of time of chartering of the Vessel under this Charter, being ninety six (96) months commencing from the Delivery Date unless otherwise terminated in accordance with the terms hereof.
"Charterer Account" means the interest-bearing account denominated in US$ opened or to be opened in the name of the Charterer with the Account Bank which includes any sub-accounts or replacement or time deposit thereof and any other account designated in writing by the Owner and the Charterer to be a Charterer Account for the purposes of this Charter.
"Charterer's Deposit" means the deposit retained by the Charterer pursuant to Clause 42.1.16(c).
"Charterhire" means such Charterhire of the Vessel payable on such Payment Date in accordance with Clause 38.2.
"Charterhire Principal" means the amount being the lower of (a) United States Dollars Nineteen Million Eight Hundred Seventy Five Thousand (US$19,875,000) and (b) 75% of the Market Value at Delivery of the Vessel, or the principal amount outstanding for the time being as may be reduced any downwards adjustment of the Purchase Price in accordance with Clauses 38.1.3 or by any payment of any Fixed Charterhire and any prepayment in accordance with Clause 38.6, as the case may be.
"Delivery" means the delivery of the Vessel from the Charterer (as seller) to the Owner (as buyer) under the MOA and concurrently from the Owner to the Charterer under this Charter, both as evidenced by execution of the respective Protocols of Delivery and Acceptance.
"Delivery Date" means the actual date on which Delivery occurs, which must be a Business Day.
"Deposit" means the deposit payable by the Charterer to the Owner pursuant to Clause 37.2.
"Earnings" means, in relation to the Vessel, all moneys whatsoever from time to time due or payable to the Charterer during the Security Period arising out of the use or operation of the Vessel including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising under pooling arrangements, compensation payable to the Charterer in the event of requisition of the Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment or use of the Vessel.
"Encumbrance" means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement, security interest or other encumbrance of any kind in each case, securing or conferring any priority of payment in respect of any obligation of any person and includes any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security in each case under any applicable law.
"Environmental Affiliate" means any agent or employee of the Charterer or the Operator or any person having a contractual relationship with the Charterer or the Operator in connection with the Vessel or its operation or the carriage of cargo thereon and/or the provision of goods and/or services on or from the Vessel.
"Environmental Approvals" means all authorisations, consents, licences, permits, exemptions or other approvals whatsoever required by the Charterer or the Operator under applicable Environmental Laws.
"Environmental Claim" means (a) any claim by, or directive from, any applicable Government Entity alleging breach of, or non-compliance with, any Environmental Laws or Environmental Approvals or otherwise howsoever relating to or arising out of an Environmental Incident or (b) any claim by any other third party howsoever relating to or arising out of an Environmental Incident (and, in each such case, "claim" shall include a claim for damages and/or direction for and/or enforcement relating to clean-up costs, removal, compliance, remedial action or otherwise) or (c) any Proceedings arising from any of the foregoing.
"Environmental Incident" means, regardless of cause, (a) any actual discharge or release of Environmentally Sensitive Material from the Vessel; (b) any incident in which Environmentally Sensitive Material is discharged or released from a vessel other than the Vessel which involves collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, where the Vessel and/or the Owner and/or the Charterer and/or the Operator are actually, contingently or allegedly at fault or otherwise howsoever liable (in whole or in part)

or (c) any incident in which Environmentally Sensitive Material is discharged or released from a vessel other than the Vessel and where the Vessel is actually or potentially liable to be arrested as a result and/or where the Owner, the Charterer and/or the Operator are actually, contingently or allegedly at fault or otherwise howsoever liable.
"Environmental Laws" means all laws, regulations, conventions and agreements whatsoever having the force of law applicable to the Owner, the Charterer, the Operator or the Vessel and relating to pollution or protection of the environment (including, without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the United States of America).
"Environmentally Sensitive Material" means oil, oil products or any other products or substance which are polluting, toxic or hazardous or any substance the release of which into the environment is howsoever regulated, prohibited or penalised by or pursuant to any Environmental Laws.
"Expiry Date" means the date falling ninety six (96) months from the Delivery Date.
"Finance Document" means any facility agreement, security document, fee letter and any other document designated as such by the Finance Parties and the Owner and which have been or may be (as the case may be) entered into between the Finance Parties and the Owner for the purpose of financing any part of the Owner's acquisition costs of the Vessel.
"Finance Party" means any bank or financial institution which is or will be party to a Finance Document (other than the Owner and other entities which may have agreed or be intended as debtors and/or obligors thereunder) and "Finance Parties" means two or more of them.
"Financial Indebtedness" means any obligation for the payment or repayment of money, whether present or future, actual or contingent, in respect of:
(a)	moneys borrowed;
(b)	any acceptance credit;
(c)	any bond, note, debenture, loan stock or similar instrument;
(d)	any finance or capital lease;
(e)	receivables sold or discounted (other than on a non-recourse basis);
(f)	deferred payments for assets or services;
(g)
any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing according to the relevant account principles;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and
(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in (a) to (i) above.
"Flag State" means the Republic of Liberia or such other state as the Charterer shall nominate and is approved by the Owner in writing.
"Fixed Charterhire" means subject to Clause 38.2 (Charterhire), the thirty two (32) consecutive equal quarterly instalments each in an amount of United States Dollars Four Hundred Fifty Five Thousand Five Hundred (US$455,500) as set out in Schedule 1 (Fixed Charterhire Payment Table), or such other amount being 1/32 of the Charterhire Principal less the Balloon Payment as at the Owner's Funding Date and payable on the Payment Date.
"GAAP" means generally accepted accounting principles in:
(a)	with respect to the Charterer, the Republic of Liberia; and
(b)	with respect to the Guarantor, Republic of the Marshall Islands.
"General Assignment" means the general assignment dated the same date of this Charter in respect of assignment of, amongst other things, the Earnings, the Insurances and any Sub-Charter of the Vessel executed or to be executed by the Charterer in favour of the Owner.
"Guarantee" means the guarantee executed or to be executed by the Guarantor in favour of the Owner.
"Guarantor" means Seanergy Maritime Holdings Corp., a corporation organised and existing under the laws of Republic of the Marshall Islands, having its registered office at The Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960.
"Group" means the Guarantor and its Subsidiaries.
"Group Member" means any member of the Group.
"Handling Fee" means the non-refundable handling fee payable by the Charterer to the Owner pursuant to Clause 37.1.
"Hire Calculation Period" means,
(a)	in relation to the Pre-delivery Charterhire, the period of time commencing from the Owner's Funding Date and ending on the date immediately preceding the Delivery Date; and
(b)
in relation to the Charterhire, during the Charter Period, each period for the calculation of the Charterhire, the first such period commencing on the Delivery Date and terminating on the date falling three months from the Delivery Date, and thereafter, each successive period of three months commencing immediately after the last date of the then current Hire

Calculation Period, except that the final Hire Calculation Period shall end on the last day of the Charter Period.
"Hong Kong" means the Hong Kong Special Administrative Region of The People's Republic of China.
"Insurances" means all policies and contracts of insurance (which expression includes all entries of the Vessel in a protection and indemnity or war risks association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the Owner and/or the Charterer (whether in the sole name of either of the Owner or the Charterer or in the joint names of the Mortgagee, the Owner and the Charterer or otherwise) in respect of the Vessel and her Earnings or otherwise howsoever in connection with the Vessel and all benefits thereof (including claims of whatsoever nature and return of premiums).
"Interest Rate" means the aggregate annual rate of the Margin and three (3) months LIBOR.
"ISM Code" means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation Assembly as Resolutions A.741(18) (as amended by MSC 104 (73)) and A.913(22) (superseding Resolution A.788 (19)), as the same may be amended, supplemented or superseded from time to time (and the terms "safety management system", "Safety Management Certificate" and "Document of Compliance" have the same meanings as are given to them in the ISM Code).
"ISPS Code" means the International Ship and Port Facility Security Code adopted by the International Maritime Organisation (as the same may be amended, supplemented or superseded from time to time).
"ISSC" means a valid and current International Ship Security Certificate issued under the ISPS Code.
"LIBOR" means either:-
(a)
the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for Dollars for the period of three months displayed on pages LIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate); or

(b)	if, on the Quotation Date, no such rate is available, the arithmetic mean of rates (rounded up to five (5) decimal places) quoted by leading banks in the London interbank market, as of 11:00 a.m. (London time) on the Quotation Date for deposits in Dollars in an amount comparable to the Charterhire Principal for a period of three months and, if any such rate is below zero, Libor shall be deemed to be zero.
"Major Casualty Amount" means United Stated Dollars One Million Five Hundred Thousand (US$1,500,000) or the equivalent in any other currency or currencies.

"Management Agreement" means, in relation to the Vessel, the technical and/or commercial ship management agreement executed or to be executed (as the case may be) between the Approved Manager and the Charterer.
"Manager's Undertaking" means the deed of undertaking executed or to be executed by the Approved Manager in favour of the Owner.
"Margin" means four per cent (4.0%) per annum.
"Market Value" means the market value of the Vessel (in US$) as determined at any such time as the Owner may request by means of a valuation made by an Approved Valuer; the valuation shall be made on charter-free basis and between a willing buyer and a willing seller and at the expense of the Charterer provided that such valuation is made once a year or in the event of Charterer's default.
"MARPOL" means the International Convention for the Prevention of Pollution from Ships adopted by the International Maritime Organisation (as the same may be amended, supplemented or superseded from time to time).
"MOA" means the memorandum of agreement made by and between the Charterer as seller and the Owner as buyer, including all appendices, addenda, supplements and modifications thereto, for the sale and purchase of the Vessel.
"Operator" means the technical manager and/or any other person who is from time to time during the Security Period concerned in the operation of the Vessel and falls within the definition of "Company" set out in rule 1.1.2 of the ISM Code.
"Original Financial Statements" means:
(a)	in relation to the Charterer, its audited financial statements for the financial year ended 2017; and
(b)	in relation to the Guarantor, its audited consolidated financial statements for the financial year ended 2017, 2016 and 2015.
"Owner Account" means the interest-bearing account denominated in US$ opened or to be opened in the name of the Owner which includes any sub-accounts or replacement or time deposit thereof and any other account designated in writing by the Owner to be an Owner Account for the purposes of this Charter.
"Owner's Funding Date" means the date on which the Owner (as buyer) makes payment to the Charterer (as seller) in accordance with the terms of the MOA.
"Payment Date" means each of the dates falling at intervals of three (3) months from the Delivery Date for the duration of the Charter Period and in no event shall the final Payment Date be later than Expiry Date.
"Permitted Maritime Liens" means, in relation to the Vessel:
(a)	unless a Termination Event has occurred and is continuing, any ship repairer's or outfitter's possessory lien for an amount not exceeding the Major Casualty Amount;

(b)	liens for unpaid but not overdue master's and crew's wages in accordance with usual maritime practice;
(c)	liens for master's disbursements incurred in the ordinary course of trading;
(d)	any lien for salvage;
(e)	any other liens arising by operation of law in the ordinary course of her trading (other than for master's, officer's or crew's wages outstanding); and
(f)	any lien created by or on the instructions or with the prior written consent of the Owner.
"PRC" means the People's Republic of China.
"Pre-delivery Charterhire" means the interest accrued on the Charterhire Principal as of the Owner's Funding Date and calculated for the actual number of days during the Hire Calculation Period and on the basis of a year of three hundred sixty (360) days at the applicable Interest Rate.
"Proceedings" means any litigation, arbitration or legal action or judicial, quasi-judicial or administrative proceedings whatsoever arising or instigated by anyone in any court, tribunal or public office wheresoever (including, without limitation, any action for provisional or permanent attachment of anything or for injunctive remedies or interim relief and any action instigated on an ex parte basis).
"Purchase Obligation Price" means an aggregate amount equal to:
(a)	the Balloon Payment;
(b)	all unpaid sums due and payable together with interest accrued thereon pursuant to Clause 38.9; and
(c)	any other amount then due and payable but unpaid by a Security Party to the Owner under the Transaction Documents.
"Purchase Option" means the option to purchase the Vessel at the relevant Purchase Option Price which the Charterer may exercise in accordance with Clause 45 (Purchase Option and Purchase Obligation).
"Purchase Option Date" means any date falling as from the second (2nd) anniversary of the Delivery Date but prior to the Expiry Date.
"Purchase Option Price" means:
(a)	if the Purchase Option Date falls on a Payment Date, an aggregate amount equal to:
(i)	the Charterhire Principal payable on that Payment Date;
(ii)	an early termination fee in an amount equal to two per cent (2%) of the amount of the Charterhire Principle payable in accordance with paragraph (i) above;

(iii)	all unpaid sums due and payable together with interest accrued thereon pursuant to Clause 38.9; and
(iv)	any other amount then due and payable but unpaid by a Security Party to the Owner under the Transaction Documents; and
(b)	if the Purchase Option Date falls on a day other than a Payment Date, an aggregate amount equal to:
(i)	the Charterhire Principal payable on the most recent Payment Date immediately preceding that Purchase Option Date;
(ii)	an early termination fee in an amount equal to two per cent (2%) of the amount of the Charterhire Principle payable in accordance with paragraph (i) above;
(iii)	all unpaid sums due and payable together with interest accrued thereon pursuant to Clause 38.9;
(iv)	Break Costs (if any); and
(v)	any other amount then due and payable but unpaid by a Security Party to the Owner under the Transaction Documents.
"Purchase Price" means the purchase price of the Vessel provided for under the MOA, being United States Dollars Twenty Six Million Five Hundred Thousand (US$26,500,000).
"Quotation Date" means, in relation to any period for which an interest rate is to be determined, five (5) Business Days before the first day of that period unless market practice differs in the London Interbank Market in which case the Quotation Date will be determined by the Owner in accordance with market practice in the London Interbank Market (and if quotations would normally be given by leading banks in the London Interbank Market on more than 1 day, the Quotation Day will be the last of those days).
"Requisition" means the requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation howsoever for any reason of the Vessel by any government entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title.
"Restricted Party" means a person or entity that is (a) listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List; (b) a national of, located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organised under (i) Iraq or Iran or (ii) the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or (c) otherwise a target of Sanctions ("target of Sanctions" signifying a person with whom a US person or other national of Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

"Sanctions" means the economic sanction laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (a) the United States government; (b) the United Nations; (c) the European Union or its Member States; (d) the United Kingdom; or (e) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury ("OFAC"), the United States Department of State and Her Majesty's Treasury ("HMT"); (together, the "Sanctions Authorities").
"Sanctions List" means the "Specially Designated Nationals and Blocked Persons" list maintained by the OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.
"Security" means a mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.
"Security Documents" means collectively:
(a)	the Account Pledge;
(b)	the General Assignment;
(c)	the Guarantee;
(d)	the Share Charge;
(e)	the Manager's Undertaking; and
(f)
any other documents as may have been or shall from time to time after the date of this Charter be executed to guarantee and/or to govern and/or secure all or any part of the obligations from time to time owing by any Security Party pursuant to the Transaction Documents (whether or not any such document also secures payment of moneys from time to time owing pursuant to any other document(s) or agreement(s))

and "Security Document" means any of them.
"Security Parties" means the Charterer, the Guarantor, the Chargor and for so long as such Approved Manager is a Group Member, any Approved Manager and any other person (other than the Owner) who, as a surety or mortgagor, or as a party to any subordination or priorities arrangement, or in any similar capacity, executes a Transaction Document, and "Security Party" means any of them.
"Security Period" means the period commencing on the date of this Charter and continuing for so long as any moneys are owing actually or contingently under the Transaction Documents and so long as any Charterhire Principal or other amounts remain outstanding.
"Share Charge" means the charge over the shares of the Charterer executed or (as the case may be) to be executed by the Chargor in favour of the Owner.

"Sub-Charter" means, in relation to the Vessel, any present and future time charterparty or contract of affreightment entered into between the Charterer as disponent owner and any Sub-Charterer in accordance with Clause 42.1.16.
"Sub-Charterer" means, in relation to the Vessel, any present and future sub-charterer proposed by the Charterer which are or will be parties to the relevant Sub-Charter.
"Subsidiary" means in relation to any company or corporation, a company or corporation:
(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;
(b)	more than half the issued equity/share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or
(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation, and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.
"Termination Date" means the date on which this Charter or the Charter Period is to terminate or, as the context may require, terminates.
"Termination Event" means any event or circumstance specified in Clause 44.1.
"Termination Sum" means the Owner's estimated amount of its losses as a result of the early termination of this Charter which is to be calculated as being the aggregate of:
(a)	the Pre-delivery Charterhire;
(b)
the Charterhire Principal payable on the Termination Date if the Termination Date falls on a Payment Date or, as the case may be, the Charterhire Principal payable on the most recent Payment Date immediately preceding the Termination Date if the Termination Date falls on a day other than a Payment Date;

(c)	a termination fee in an amount equal to two per cent (2%) of the amount of the Charterhire Principle payable in accordance with paragraph (b) above;
(d)	all unpaid balance of the Handling Fee (irrespective of whether such unpaid balance has become due and payable in accordance with Clause 37.1);
(e)
any and all losses, liabilities, costs and expenses incurred or suffered by the Owner and the Finance Parties as a result of the early termination of this Charter (including any Break Costs and other costs, losses, liabilities and expenses incurred or suffered by the Owner and/or any Finance Parties under the Finance Documents as a result of the early termination of this Charter);

(f)
any other unpaid sums due and payable but unpaid by any Security Party under the Transaction Documents together with interest accrued thereon pursuant to Clause 38.9 from the due date for payment thereof up to and including the date of receipt by the Owner of the Termination Sum; and

(g)
all liabilities, costs and expenses howsoever incurred in recovering possession of, and in repositioning, berthing, insuring and maintaining the Vessel for carrying out any works or modifications required to cause the Vessel to conform with the provisions of Clause 46.2.

"Total Loss" means:
(a)	actual or constructive or compromised or arranged total loss of the Vessel;
(b)	the Requisition for title of the Vessel; or
(c)
the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Vessel (other than Requisition) by any government entity, or by persons allegedly acting or purporting to act on behalf of any government entity, unless the Vessel is released and restored to the Owner within six (6) months after such an incident or such other shorter period of time as the Owner may decide in its sole discretion.

"Total Loss Date" has the meaning ascribed thereto in Clause 43.3.1.
"Transaction Documents" means, together, this Charter, the MOA, the Security Documents, any Sub-Charter and such other documents as maybe designated as agreed by the Owner and the Charterer from time to time.
"Upfront Charterhire" has the meaning ascribed thereto in Clause 38.1.
"US$" or "Dollars" means the lawful currency for the time being of the United States of America.
"Value Maintenance Ratio" has the meaning ascribed thereto in Clause 42.4.
"Variable Charterhire" means the interest:
(a)	in respect of the first Payment Date, accrued on the Charterhire Principal as of the Delivery Date; and
(b)	in respect of each following Payment Date, accrued on the Charterhire Principal as of the immediately preceding Payment Date, and calculated for the actual number of days during the Hire Calculation Period ending on the relevant Payment Date and on the basis of a year of three hundred sixty (360) days at the applicable Interest Rate.
"Vessel" means the 179,000 dwt bulk carrier named "Knightship" with IMO number 9507893 which upon her delivery under the MOA will be registered in the name of the Owner as legal owner under the law and flag of the Flag State including all component parts or accessories of the Vessel, all substitutions of, additions to, replacements or renewals of, any of these component parts or accessories from time to time made in accordance with this Charter, and any of these component parts or accessories which, having been removed from the Vessel, remain the property of the Owner pursuant to this Charter.
32.2	The headings in this Charter shall not affect the interpretation of the terms of this Charter.
33	Effectiveness and Cancelling
33.1	The effectiveness of this Charter shall be subject to the Owner's receiving, contemporaneously with the execution of this Charter, the originals of the following duly executed documents:
(a)	the MOA; and
(b)	the Security Documents.
33.2	Notwithstanding any provision of Clause 33.1, Clause 37.1 and Clause 38.9 shall take effect upon the execution of this Charter.
33.3
Unless otherwise agreed by the parties hereto, in the event that the MOA is cancelled, terminated or rescinded for any reason whatsoever prior to the Delivery Date or in the event that the Charterer fails to deliver the Vessel to the Owner in accordance with the terms of the MOA on or before the Delivery Date:

33.3.1	this Charter shall be deemed to be cancelled forthwith (the "Cancellation") and the Owner shall be released from any and all obligations, liabilities and responsibilities whatsoever hereunder; and
33.3.2	the Charterer shall forthwith pay to the Owner the aggregate of the following amounts:
(a)	any and all documented costs and expenses incurred by the Owner as a result of its entering into of the Transaction Documents;
(b)	the unpaid balance of the Handling Fee (irrespective of whether such unpaid balance has become due and payable in accordance with Clause 37.1);
(c)	any and all costs and damages incurred by the Owner as a result of the Cancelation; and
(d)	all other amounts due and payable but unpaid by the Charterer under this Charter together with interest accruing thereon pursuant to Clause 38.9 up to and including the date of Cancelation.
34	Conditions Precedent and Subsequent
34.1
The Owner will not be obliged to make any payment in accordance with the terms and conditions of the MOA unless the Owner, prior to the Owner's Funding Date, has received all of the documents and other evidences listed in Part 1 of Schedule 2 (Conditions Precedent and Subsequent) in form and substance satisfactory to the Owner.

34.2
The Owner will not be obliged to charter the Vessel to the Charterer in accordance with the terms and conditions of this Charter unless the Owner, on or before the Delivery Date, has received all of the documents and other evidences listed in Part 2 of Schedule 2 (Conditions Precedent and Subsequent) in form and substance satisfactory to the Owner.

34.3
The Charterer undertakes to deliver or to cause to be delivered to the Owner within two (2) weeks after the Delivery Date the additional documents and other evidence listed in Part 3 of Schedule 2 (Conditions Precedent and Subsequent).

34.4	The Owner will only be obliged to charter the Vessel to the Charterer in accordance with the terms and conditions of this Charter if on the Delivery Date:-
34.4.1	no Termination Event has occurred and is continuing, and no other event has occurred, which with the giving of notice and/or lapse of time would, if not remedied, constitute a Termination Event; and
34.4.2	each of the representations and warranties contained in Clause 41 is true and correct in all material aspects by reference to the facts and circumstances then existing.
34.5
The conditions precedent set out in Schedule 2 (Conditions Precedent and Subsequent) and this Clause 34 are for the sole benefit of the Owner and may be waived by the Owner in whole or in part, with or without conditions, on or before the Delivery Date without prejudicing the right of the Owner to require fulfilment of such conditions in whole or in part at any time thereafter.

35	Delivery of the Vessel
35.1	The Owner's obligations to deliver the Vessel to the Charterer under this Charter are conditional upon:
35.1.1	delivery of the Vessel by the Charterer (as seller) to the Owner (as buyer) pursuant to the terms of the MOA; and
35.1.2	the Owner, pursuant to the terms of the MOA, obtaining full title to the Vessel under the MOA.
The Owner may in its discretion deliver the Vessel to the Charterer under this Charter notwithstanding that one or more of the conditions precedent set out in Clause 34.2 or Clause 34.4 have not been satisfied by the Delivery Date, in which event the Charterer shall procure the satisfaction of the relevant conditions precedent within fourteen (14) days thereafter or such longer period as the Owner in its absolute discretion shall agree in writing.
35.2
Upon the delivery of the Vessel by the Charterer (as seller) to the Owner (as buyer) pursuant to the terms of the MOA, the Vessel shall be deemed to have been simultaneously delivered to and accepted (without reservation) by the Charterer, irrespective of whether or not the Charterer shall become and be entitled to the possession and use of the Vessel. The Charterer shall not be entitled for any reason whatsoever to refuse to accept delivery of the Vessel under this Charter once title to the Vessel has passed to the Owner in accordance with the terms of the MOA.

35.3
The date of delivery for the purpose of this Charter shall be the date when the Vessel is actually delivered by the Charterer (as seller) to the Owner (as buyer) pursuant to the MOA. The Owner shall be under no responsibility for any losses or damage as a result of any delay in delivery of the Vessel to the Charterer for whatsoever reason.

35.4
Without prejudice to the provisions of Clause 35.2, the Owner and the Charterer shall on the Delivery Date sign an Acceptance Certificate in the form attached hereto as Schedule 3 (Form of Acceptance Certificate) evidencing delivery of the Vessel hereunder and delivery of which will constitute:

35.4.1	irrevocable, final and conclusive acceptance of the Vessel by the Charterer for the purposes of this Charter;
35.4.2
irrevocable, final and conclusive evidence that, for the purposes of the obligations and liabilities of the Owner hereunder or in connection herewith, the Vessel is at the time of delivery to the Charterer seaworthy, in accordance with the provisions of this Charter, in good working order and repair and without defect or inherent vice whether or not discoverable by the Charterer and free and clear of all Encumbrances and debts of whatsoever nature; and

35.4.3	irrevocable, final and conclusive evidence that the Vessel is satisfactory in all respects and complies with the requirements of this Charter.
The survey referred to in clause 7 of Part 2 of this Charter shall be solely for the purposes of ascertaining the condition of the Vessel, the quantities of bunkers and lubricating oil, water, paints, oils, ropes and other consumable stores on the Vessel at the time of Delivery hereunder and shall not give rise to any right of the Charterer to refuse to accept the Vessel. The costs, expenses, liability and time incurred as a result of conducting such survey shall be borne solely by the Charterer.
35.5
The Charterer hereby acknowledges and agrees that the Owner makes no condition, term, representation or warranty, express or implied (and whether statutory or otherwise) as to the Owner's title to the Vessel or as to the seaworthiness, merchantability, condition, design, operation, performance, capacity or fitness for use or as to the eligibility of the Vessel for any particular trade or operation or any other condition, term, representation or warranty whatsoever, express or implied, with respect to the Vessel.

35.6
Following delivery under this Charter, the Vessel will be in every respect at the sole risk of the Charterer who will bear all risk of loss, theft, damage or destruction to the Vessel from any cause whatsoever.

35.7
The Charterer hereby waives all of its rights in respect of any condition, term, representation or warranty express or implied (and whether statutory or otherwise) on the part of the Owner and all of its claims against the Owner howsoever and whatsoever that may arise in respect of the Vessel or the Owner's title thereto, or all of its rights therein or arising out of the operation of the Vessel or the chartering thereof under this Charter (including in respect of the seaworthiness or otherwise of the Vessel).

35.8
The Charterer agrees that the Owner shall be under no liability to supply any replacement vessel or any piece or part thereof during any period when the Vessel is unusable and shall not be liable to the Charterer or any other person as a result of the Vessel being unusable.

35.9	Bunkers and luboils
35.9.1
At delivery the Charterer shall take over all bunkers, lubricating oil, hydraulic oil, greases, water and unbroached stores and provisions in the Vessel without cost assuming that these have remained the property of the Charterer (as seller) under the MOA.

35.9.2
To the extent that Clause 46.2 applies, at redelivery the Owner shall take over all bunkers, unused lubricating oil, hydraulic oil, greases, water and unbroached provisions and other consumable stores in the said Vessel without cost.

36	Charter Period
36.1	The Owner agrees to let and the Charterer agrees to hire the Vessel on the terms and conditions of this Charter for the Charter Period.
36.2
The Owner hereby covenants and undertakes that unless a Termination Event or a Total Loss has occurred, or that this Charter is terminated by the Charterer in accordance with Clause 45.1, neither the Charterer nor any permitted Sub-Charterer shall be disturbed or interfered with in its quiet and peaceful use, possession and enjoyment of the Vessel (except as otherwise expressly provided for herein).

37	Fee and Deposit
37.1
The Charterer shall, within five (5) days after execution of this Charter and in any event prior to the Owner's Funding Date, pay to the Owner a non-refundable handling fee in an amount of United States Dollars Three Hundred Ninety Seven Thousand Five Hundred (US$397,500) (the "Handling Fee").

37.2
The Charterer shall, on or prior to the Delivery Date, pay to the Owner a deposit in an amount not less than United States Dollars One Million Three Hundred Twenty Five Thousand (US$1,325,000) (the "Deposit", which shall include any additional payment of deposit from time to time pursuant to the terms hereof) to secure the due observance and performance by the Charterer of its obligations and undertakings herein contained.

The Owner will deduct an amount in Dollars equal to the Deposit from the Balance when remitting the funds under the MOA. The Deposit shall be deemed as having been paid by the Charterer after the Balance has been paid to the Charterer (as seller) pursuant to the terms of the MOA.
37.3
Notwithstanding the above and without prejudice to any other rights or remedies of the Owner hereunder, the Owner shall have the right to utilise the Deposit to set off against any part of the Balloon Payment or the Termination Sum when the same becomes due and payable in accordance with the terms of this Charter after deducting any penalty or default fine or liquidated damage under the Transaction Documents owed by the Charterer.

37.4
The Deposit shall be retained by the Owner throughout the Security Period free of any interest to the Charterer and shall be refunded wholly or partly (in the event of any forfeiture in accordance with Clause 37.3 above) by the Owner to the Charterer within five (5) Business Days after the expiration or termination of this Charter provided that all amounts due and payable to the Owner under this Charter have been fully received by the Owner and all other obligations and liabilities of the Charterer hereunder have been fully performed and discharged. Notwithstanding the above, the Owner shall have the right to apply the Deposit to set off against an equivalent amount of the Purchase Option Price or the Purchase Obligation Price or the Termination Sum when the same becomes due and payable in accordance with the terms of this Charter.

38	Charterhire
38.1	Upfront Charterhire Payment
38.1.1
The Charterer shall, on or prior to the Delivery Date, pay to the Owner an upfront Charterhire payment (the "Upfront Charterhire") in an amount being the difference between the Purchase Price and the Charterhire Principal as at the Delivery Date.

38.1.2
The Owner and the Charterer agree that upon the delivery of the Vessel by the Charterer to the Owner pursuant to the terms of the MOA, the Upfront Charterhire shall be treated as having been fully paid by the Charterer to the Owner under this Clause 38.1.

38.1.3
In the event that the Market Value is less than US$26,500,000 according to the valuation carried out in accordance with this Charter before the Delivery Date, the Charterhire Principal shall be adjusted downwards on a pro-rata basis.

38.2	Pre-delivery Charterhire
The Charterer shall, on the first Payment Date, pay to the Owner the Pre-delivery Charterhire.
38.3	Charterhire
The Charterer shall, on each Payment Date throughout the Charter Period, pay to the Owner the Charterhire in the aggregate amount of:
38.3.1	the Fixed Charterhire;
38.3.2	the Variable Charterhire; and
38.3.3	the Balloon Payment (applicable on the Expiry Date).
In the event that the Charterhire Principal is reduced under Clause 38.1, the Fixed Charterhire shall be adjusted accordingly and the Owner and the Charterer shall agree a substitute Fixed Charterhire Payment Table to replace the one set out in Schedule 1 (Fixed Charterhire Payment Table).

38.4
If a Market Disruption Event occurs in relation to any Pre-delivery Charterhire or Charterhire for any Hire Calculation Period, then the Interest Rate for the relevant Hire Calculation Period shall be the rate per annum which is the sum of:

38.4.1	the Margin; and
38.4.2
the rate notified to the Charterer by the Owner as soon as practicable and in any event before interest is due to be paid in respect of that Hire Calculation Period, to be that which expresses as a percentage rate per annum the cost to the Owner of funding the Charterhire Principal from whatever comparable source it may select.

In this Charter, "Market Disruption Event" means:
38.4.3
at or about noon (London time) on the Quotation Day for the relevant Hire Calculation Period the relevant rate on pages LIBOR01 of the Reuters screen is not available and none or only one of leading banks in the London interbank market supplies a rate to the Owner to determine LIBOR for dollars for the relevant Hire Calculation Period; or

38.4.4
before close of business in Shanghai on the Quotation Date for the relevant Hire Calculation Period, the Charterer receives notification from the Owner that the cost to the Owner of funding the Charterhire Principal from whatever source it may reasonably select would be in excess of LIBOR;

38.5
The Vessel shall not at any time be deemed off-hire and the Charterer's obligation to pay all Pre-delivery Charterhire and Charterhire and other amounts payable under this Charter shall be absolute and unconditional under any and all circumstances and shall not be affected by any circumstances of any nature whatsoever and whether or not similar to any of the matters set out in paragraphs (a) to (e) below, including, without limitation:

38.5.1	any set-off, counterclaim, recoupment, defence or other right which the Charterer may have against the Owner or any other person for any reason whatsoever;
38.5.2
the unavailability of the Vessel for any reason, including (but not limited to) any invalidity or other defect in the title, the seaworthiness, condition, design, operation, performance, capacity, merchantability, or fitness for use or eligibility of the Vessel for any particular trade or operation or for documentation under the laws of any country or any damage to the Vessel;

38.5.3	any incapacity, disability, or defect in powers of the Charterer, or any irregular exercise thereof by, or lack of authority of, any person purporting to act on behalf of the Charterer;
38.5.4	the hijacking, theft, condemnation, capture, seizure, arrest, detention, confiscation or as more specifically set out in Clause 47.3, Total Loss of the Vessel; or
38.5.5	any failure or delay on the part of the Owner whether with or without fault on its part, in performing or complying with any of the terms or covenants hereunder; or

38.5.6	any other causes which, but for this provision, might operate to exonerate the Charterer from liability, whether in whole or in part, under this Charter.
38.6
Unless otherwise agreed by the Owner in writing or such prepayment is made in accordance with Clause 42.4.2, the Charterer shall have the right to prepay any part of Charterhire Principal on any Payment Date after the second (2nd) anniversary of the Delivery Date. In the event the Charterer prepays any part of the Charterhire Principal, the Charterer shall:

38.6.1
serve the Owner at least twenty (20) Business Days' prior written notice, specifying the proposed date and amount for prepayment (the "Prepayment Sum"), which shall be an amount in multiples of United States Dollars One Million only (US$1,000,000); and

38.6.2	the Prepayment Sum shall be in a minimum amount of United States Dollars One Million only (US$1,000,000); and
38.6.3	pay to the Owner a prepayment fee in an amount equal to two per cent (2%) of the Prepayment Sum.
In the event that the Charterer makes any prepayment in accordance with this Clause 38.6, the Prepayment Sum shall be deducted from the remaining Charterhire Principal and the Owner and the Charterer shall agree on a substitute Fixed Charterhire Payment Table to replace the one set out in Schedule 1 (Fixed Charterhire Payment Table).
For the avoidance of doubt, this Clause 38.6 does not apply to the prepayment by the Charterer of the whole Charterhire Principal then outstanding. In the event that the Charterer prepays the whole Charterhire Principal then outstanding, it shall be deemed that the Charterer elects to exercise its option to early terminate this Charter; in such case, Clauses 45.1 (not this Clause 38.6) shall be applicable.
38.7	Notwithstanding anything to the contrary contained in this Charter, all payments by the Charterer hereunder (whether by way of hire or otherwise) shall be made:-
38.7.1	in case of Charterhire, not later than (subject to 38.7.3 below) the relevant Payment Date;
38.7.2
in Dollars in immediately available funds for same day value to the Owner Account which shall be duly established on or before the date of this Charter or to such other bank account as may from time to time be notified by the Owner to the Charterer by not less than three (3) Business Days' prior written notice; and

38.7.3	if any day for the making of any payment hereunder is not a Business Day, the due date for the relevant payment shall be the immediately preceding Business Day.
38.8
All payments under this Charter shall be made without any set-off or counterclaim whatsoever and free and clear of and without withholding or deduction for, or on account of, any present or future income, freight, stamp and other taxes, levies, imposts, duties, fees, charges, restrictions or conditions of any nature (collectively "Taxes"). If the Charterer is so required to make any withholding or deduction from any such payment, the sum due from the Charterer in respect of such payment will be increased to the extent necessary to ensure that, after making such withholding or deduction, the Owner receives a net sum equal to the amount which they would have received had no such withholding or deduction been required to be made. The Charterer shall promptly deliver to the Owner any receipts, certificates or other proof evidencing the amounts, if any, paid or payable in respect of any such withholding or deduction as aforesaid.
38.9
In the event of failure by the Charterer to pay on the due date for payment thereof, or in the case of the sum payable on demand, the date of demand therefor, any hire or other amount payable by it under this Charter, the Charterer shall pay to the Owner on demand default interest on such hire or such other amount from the due date to the date of actual payment (both before and after any relevant judgment or winding up of the Charterer) at the rate of zero point zero five per cent (0.05%) per day. Any interest payable under this Charter shall accrue from day to day and shall be calculated on the actual number of days and shall be payable on demand.

38.10	Time of payment of the all Pre-delivery Charterhire and Charterhire and other sum payable under this Charter shall be of the essence of this Charter.
39	Owner's Right of Sale and Mortgage
39.1
At any time during the Charter Period, if the Owner wishes to transfer the title of the Vessel to a third party, the Owner shall discuss with the Charterer and obtain Charterer's prior consent which shall not be unreasonably withheld or delayed. In the event that the Owner transfers the title of the Vessel to a third party, the Owner shall ensure that the subsequent owner of the Vessel shall enter into a bareboat charter with the Charterer on identical terms of this Charter with logical factual amendments. Any costs or expenses whatsoever arising in relation to the sale of the Vessel by the Owner shall be borne by the Owner.

39.2
The Charterer hereby agrees and undertakes to enter into any such customary documents as the Owner shall reasonably require in order to complete or perfect the transfer of the title of the Vessel (with the benefit and burden of this Charter) pursuant to Clause 39.1.

39.3
At all times during the term of this Charter, the Owner shall have the right to create a mortgage or as the case may be, mortgages, over the Vessel in favour of any bank or financial institution (the "Mortgagee") and to assign all the rights, title, interests and benefit in and to this Charter and/or all or any Security under the Transaction Documents to the Mortgagee as security for any loan or other facilities for the purpose of financing the acquisition of the Vessel or re-financing of the Vessel. In the event that the Vessel is transferred by the Owner to the Charterer or its nominee in accordance with Clause 45.1 or Clause 45.2 or Clause 46.7, as the case may be, the Owner shall ensure that the mortgage(s) created pursuant to this Clause 39.3 be fully discharged. The Owner undertakes and agrees to use its best efforts to procure from its Mortgagee a fully executed quiet enjoyment letter.

39.4
The Charterer agrees with the Owner to acknowledge and agree to be bound by, and to ensure that any Sub-Charterer acknowledges and agrees to be bound by, the notice of any assignment of this Charter executed in favour of the Mortgagee in the manner as required by the Mortgagee.

40	Indemnity
40.1	The Charterer agrees at all times during this Charter to indemnify and keep indemnified the Owner against:-
(a)
all reasonable costs and expenses incurred by the Owner as a result of its entering into of the Transaction Documents, including without limitation the costs, expenses, fees, attorney fees, charges for legal services, registration of relevant charges, perfection of any securities and others of whatsoever nature arising out of or in connection with this Charter;

(b)
all costs and expenses incurred, including attorney fees, in connection with any Transaction Document or the Vessel, and any costs, charges, or expenses which the Charterer have agreed to pay under this Charter and which shall be claimed or assessed against or paid by the Owner and the Charterer shall bear the cost of registration (the title/ownership registration and bareboat/demise charter registration) of the Vessel with such vessel registry of a Flag State;

(c)	any Taxes (as defined in Clause 38.8) imposed on, or suffered by, the Owner;
(d)
all losses, costs, charges, expenses, fees, attorney fees, payments, liabilities, penalties, fines, damages or other sanctions of a monetary nature (collectively, "Losses") suffered or incurred by the Owner and arising directly or indirectly in any manner out of the design, manufacture, delivery, non-delivery, purchase, importation, registration, ownership, chartering, sub-chartering, possession, control, use, operation, condition, maintenance, repair, replacement, refurbishment, modification, overhaul, insurance, sale or other disposal, return or storage of or loss of or damage to the Vessel or otherwise in connection with the Vessel (whether or not in the control or possession of the Charterer) including but not limited to those Losses described in Clause 46.4 and including any and all claims in tort or in contract by a Sub-Charterer of the Vessel from the Charterer or by the holders of any Bills of Lading issued by the Charterer;

(e)
all Losses suffered or incurred by the Owner which result directly or indirectly from claims which may at any time be made on the ground that any design, article or material of or in the Vessel or the operation or use thereof constitutes or is alleged to constitute an infringement of patent or copyright or registered design or other intellectual property right or any other right whatsoever;

(f)
all Losses suffered or incurred by the Owner in preventing or attempting to prevent the arrest, confiscation, seizure, taking in execution, impounding, forfeiture or detention of the Vessel caused by the Charterer, or in securing the release of the Vessel therefrom;

(g)
all Losses suffered or incurred by the Owner with respect to or as a direct result of the presence, escape, seepage, spillage, leaking, discharge or migration from the Vessel of oil or any other hazardous substance, including without limitation, any claims asserted or arising under the US Oil Pollution

Act of 1990 (as same may be amended and/or re-enacted from time to time hereafter) or similar legislation, regardless of whether or not caused by or within the control of the Charterer; and
(h)
any Losses incurred or suffered by the Owner in liquidating, employing or prepaying funds acquired or borrowed to purchase or finance or refinance the Vessel (including any costs incurred in unwinding any associated interest rate or currency swaps or currency futures) following any default in payment hereunder or the occurrence of any Termination Event.

40.2
If, under any applicable law, whether as a result of judgment against the Charterer or the liquidation of the Charterer or for any other reason, any payment to be made by the Charterer under or in connection with this Charter is made or is recovered in a currency other than the currency (the "currency of obligation") in which it is payable pursuant to this Charter then, to the extent that the payment (when converted into the currency of obligation at the rate of exchange on the date for the determination of liabilities permitted by the applicable law) falls short of the amount unpaid under this Charter, the Charterer shall as a separate and independent obligation, fully indemnify the Owner against the amount of the shortfall; and for the purposes of this sub-clause "rate of exchange' means the best rate at which the Owner is able on the relevant date to purchase the currency of obligation with the other currency.

40.3
The indemnities contained in this Clause 40, and each other indemnity contained in this Charter, shall survive any termination or other ending of this Charter and any breach by, or repudiation or alleged repudiation by, the Charterer or the Owner of this Charter.

40.4	All moneys payable by the Charterer under this Clause 40 shall be paid on demand but in any event within ten (10) Business Days after the date of the Owner's demand.
41	Representations and Warranties
41.1
The Charterer acknowledges that the Owner has entered into this Charter in full reliance on representations by the Charterer in the following terms, and the Charterer now warrants to the Owner that the following statements are, at the date hereof, and on the Delivery Date will be, true and accurate:-

41.1.1	each Security Party is a limited liability company or as the case may be, corporation, duly incorporated in good standing and validly existing under the laws of its jurisdiction of incorporation;
41.1.2
each Security Party has the power to conduct its business as it is now carried on, to own or hold under lease its assets, to execute, deliver and perform its obligations under the Transaction Document to which such Security Party is a party, and all necessary corporate, shareholder's and other actions have been taken to authorise the execution, delivery and performance of such documents;

41.1.3	each of the Transaction Documents to which a Security Party is a party constitutes the valid and legally binding and enforceable obligations of such

Security Party ranking at least pari passu with all other of its unsecured obligations and liabilities (actual or contingent) other than any such preferred by law;
41.1.4
the entry into and performance by each Security Party of the Transaction Document to which such Security Party is a party does not, and will not during the Security Period, violate in any respect (i) any existing law or regulation of any governmental or official authority or body, or (ii) the constitutional documents of this Security Party, or (iii) any agreement, contract or other undertaking to which this Security Party is a party or which is binding on this Security Party or any of its assets;

41.1.5
all consents, licences, approvals and authorisations required in connection with the entry into, performance, validity and enforceability of the Transaction Documents have been obtained and are, or will prior to the Delivery Date be, in full force and effect;

41.1.6	Governing law and enforcement:
(a)
the choices of (x) German law to govern the Account Pledge and (y) English law to govern the other Transaction Documents to which each Security Party is a party will, in each case, be recognised and enforced in its jurisdiction of incorporation; and

(b)
any arbitration award obtained in Hong Kong in relation to this Charter and other Transaction Documents to which each Security Party is a party will be recognised and enforced in its jurisdiction of incorporation;

41.1.7
no Security Party is required under the laws of its jurisdiction of incorporation to make any deduction for or on account of tax from any payment it may make under each Transaction Document to which such Security Party is a party;

41.1.8
under the laws of the jurisdiction of incorporation of each Security Party it is not necessary that any Transaction Document to which such Security Party is a party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Transaction Documents or the transactions contemplated by the Transaction Documents;

41.1.9
no litigation, arbitration or administrative proceeding is taking place against any Security Party or against any of the assets of any Security Party which is likely to be adversely determined and, if adversely determined, would have a material adverse effect on such Security Party's ability to perform its obligations under the Transaction Documents to which it is a party;

41.1.10
(i) no Termination Event, and no event which with the giving of notice and/or lapse of time and/or relevant determination would constitute a Termination Event, has occurred and is continuing; and (ii) no other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on any Security Party or any of such Security Party's subsidiaries or to which such Security Party's (or any of such Security Party's subsidiaries') assets are subject and which might have a material adverse effect on the business, assets, financial condition or creditworthiness of any Security Party;
41.1.11
any information, exhibits and reports furnished by the Charterer to the Owner are true and accurate in all material respects and not misleading, do not omit material facts and there are no other facts the omission of which would make any fact or statement therein misleading;

41.1.12
none of the Security Parties nor any of its assets has any right to immunity from set-off, legal proceedings, attachment prior to judgment, other attachment or execution of judgment on the grounds of sovereign immunity or otherwise;

41.1.13	each Security Party has complied with all Tax laws and regulations applicable to it and its business and there are no tax claims commenced or threatened to commence against any Security Party;
41.1.14
none of the Security Parties is insolvent or in liquidation or administration or subject to any other formal or informal insolvency procedure, and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of any Security Party or all or any part of its assets;

41.1.15
the Charterer has not undertaken any business other than in the ordinary course of its business of owning, operating, pooling and chartering the Vessel or as otherwise disclosed to the Owner on or prior to the date of this Charter;

41.1.16	the Charterer is wholly owned directly or indirectly by the Guarantor unless otherwise permitted by the Owner (such permission not to be unreasonably withheld or delayed);
41.1.17	there will not be any agreement or arrangement whereby the Earnings may be shared howsoever with any other person;
41.1.18
none of the Earnings, Insurances or compensation for Requisition or the Charterer Account nor any other properties or rights which are, or are to be, the subject of any of the Transaction Documents nor any part thereof will be subject to any Encumbrances except under the Transaction Documents; and

41.1.19 Financial statements: in relation to the Original Financial Statements:
(a)	the Original Financial Statements were prepared in accordance with the relevant GAAP consistently applied;
(b)
the Original Financial Statements fairly represent the financial condition of the Charterer and the Guarantor as at the end of the relevant financial year and operations during the relevant financial year; and

(c)	there has been no material adverse change in the business or financial condition of the Charterer or the Guarantor since the date on which the relevant Original Financial Statements were drawn up;
41.1.20	Sanctions
(a)
none of the Security Parties nor any of their respective subsidiaries, nor any of their respective directors, officers, employees, agents, affiliates or representatives (each a "Person") is a Restricted Party or an individual or entity currently the subject of any Sanctions, nor is any Security Party, any of their respective subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions.

(b)
each Security Party has conducted and does conduct its business in compliance with all applicable laws and regulations relating to anti-money laundering and counter-terrorism financing and there has been and there is no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving it with respect to any applicable laws and regulations relating to anti-money laundering and counter-terrorism financing and no such actions, suits or proceedings are threatened or contemplated against it.

41.2	Environmental matters
The Charterer makes the representations and warranties set out in this Clause to the Owner on the date of this Charter and except as may have already been disclosed by the Charterer in writing to, and acknowledged by, the Owner:
41.2.1	the Charterer and the Operator and their respective Environmental Affiliates have each complied with the provisions of all Environmental Laws in relation to the Vessel;
41.2.2
the Charterer and the Operator and their respective Environmental Affiliates have each obtained all Environmental Approvals in relation to the Vessel and are in compliance with all such Environmental Approvals;

41.2.3
no Environmental Claim has been made or threatened or pending against the Charterer, the Operator or, to the best of their knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates in respect of an amount exceeding United States Dollars Five Hundred Thousand (US$500,000); and

41.2.4	there has been no Environmental Incident which has resulted in a claim in respect of an amount exceeding United States Dollars Five Hundred Thousand (US$500,000).
41.3
Other than Clauses 41.1.7 and 41.1.8, the representations and warranties contained in Clause 41.1 and 41.2 shall be deemed to be repeated by the Charterer on each day from the date of this Charter during the Security Period as if made with reference to the facts and circumstances existing on such date, and the rights of the Owner in respect thereof shall survive delivery of the Vessel hereunder.
42	Undertakings
42.1
The Charterer hereby undertakes to the Owner that it will comply in full and procure compliance (where applicable) with the following undertakings throughout the Security Period unless otherwise permitted by the Owner:

42.1.1	each Security Party will maintain its corporate existence as a body corporate duly organised and validly existing under the laws of its jurisdiction of incorporation;
42.1.2	each Security Party will pay all Taxes applicable to, or imposed on or in relation to, such Security Party or its business;
42.1.3	the Charterer will not conduct any business or activity other than the chartering, pooling and operation of vessels and other ancillary activities;
42.1.4
except for the Financial Indebtedness under this Charter, the Charterer will not incur or agree to incur or issue any Financial Indebtedness, nor make any commitments, other than those occurring in the ordinary course of trading the vessels or in the ordinary course of running their business;

42.1.5
any member's advances and all intercompany loans from time to time granted by any other member of the Group to the Charterer (i) are and shall be subordinated in all respects to all amounts owing and which may in future become owing by the Charterer under the Transaction Documents; (ii) are and shall remain unsecured by any Encumbrance over the whole or any part of the assets of the Charterer; and (iii) are not and shall not be capable of becoming subject to any right of set-off or counterclaim;

42.1.6
except for (i) the Permitted Maritime Liens and (ii) the Security in favour of the Owner or otherwise with the prior written consent of the Owner, the Charterer will not create or permit to subsist any Security or other third party rights over any of its present or future assets or undertakings, nor dispose of any those assets or of all or part of that undertaking;

42.1.7
without limiting the generality of paragraph (f) above, the Charterer shall ensure that the Vessel shall be free and clear of all Security other than those (i) arising under the operation of law, or (ii) created by or on the instructions of the Owner, or (iii) under the Finance Documents;

42.1.8
the Guarantor remains at all times as the ultimate majority legal and beneficial shareholder controlling directly or indirectly of no less than one hundred per cent (100%) of the shares of and voting rights in the Charterer;

42.1.9	the Charterer will supply and procure that the Guarantor (each of the Charterer and the Guarantor, a "Notifying Party") or cause to be supplied to the Owner:

(a)
as soon as the same become available but in any event within one hundred and eighty (180) days after the end of each of its financial years, the audited, consolidated annual financial statements of each Notifying Party for that financial year; and

(b)
as soon as the same become available but in any event within ninety (90) days after the end of each of its financial quarters, the unaudited quarterly financial statements of each Notifying Party for that financial quarter;

Each set of financial statements provided to the Owner in accordance with the above paragraph shall be:
(a)
certified by a director or the chief financial officer of the relevant Notifying Party as fairly representing its financial condition as at the date at which those financial statements were drawn up; and

(b)	prepared using the relevant GAAP;
42.1.10	the Charterer will provide to the Owner as per Owner's request (acting reasonably):
(a)	promptly upon request by the Owner, copies of all class records, class certificates and survey reports and copies of all management reports, in a form and substance acceptable to the Owner;
(b)
promptly upon request by the Owner, all such information regarding the Vessel, compliance with the ISM Code, the ISPS Code and Annex VI (Regulation for the Prevention of Air Pollution from Ships) to MARPOL, the International Convention on Civil Liability for Bunker Oil Pollution Damage 2001;

(c)	promptly upon request by the Owner, a written report on the condition of the Vessel prepared by or on behalf of the Charterer in a form acceptable to the Owner; and
(d)
promptly upon request by the Owner, such further information in the possession or control of the Charterer and/or any other Security Party with respect to the financial condition and operations of the Charterer and/or such Security Party.

The Charterer further represents and warrants to the Owner that any and all documents, certificates, statement or other information furnished to the Owner by or on behalf of the Charterer in connection with the transactions contemplated hereby or thereby (including but without limitation to, financial information) does not contain any untrue statement of a fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading.
42.1.11	the Charterer will, at all times, in respect of the Vessel:
(a)	on the Delivery Date, by way of title and/or demise charter registration with the name of the Owner as the owner, register

(and maintain the registration of) the Vessel under the flag of the Flag State. The Charterer hereby undertakes that if such Flag State becomes involved in hostilities or civil war or there is a seizure of power by unconstitutional means or there is an adverse change in the legal or tax system in such Flag State or such other reason which in the opinion of the Owner might be expected to imperil the Vessel or the title or ownership of the Vessel, the Owner shall, at any time during the Charter Period, be entitled to transfer the flag of the Vessel from the Flag State at the time to such other registry as the Owner may select. All costs and expenses arising in connection with the title registration and/or demise charter registration of the Vessel shall be borne by the Charterer;
(b)
ensure that the Vessel is classified and maintained in the highest class (free of outstanding recommendations or conditions of class on the Delivery Date) or such other class as the Owner may, at the request of the Charterer, agree in writing (which shall not be unreasonably withheld or delayed), with the classification society indicated in Box 10 of Part I of this Charter (or with such other classification society as shall be acceptable to the Owner and any mortgagee) (the "Classification Society"), and comply with the rules and regulations of the Classification Society;

(c)
ensure compliance with all applicable environmental laws and all other laws and regulations relating to the Vessel and the operation and management thereof, and take all reasonable precautions to ensure that the Operator, the crews, employees, agents or representatives of the Charterer at all times comply with such environmental laws and other applicable laws;

(d)
ensure that the Vessel is in possession of a valid Safety Management Certificate, a valid International Ship Security Certificate and an International Air Pollution Prevention Certificate and in all respects in compliance with all applicable international conventions, codes and regulations, including without limitation the International Convention for Safety of Life at Sea (SOLAS) 1974 (as adopted, amended or replaced from time to time), the ISM Code and the ISPS Code, and ensure such compliance by the Operator and that the Operator shall be in possession of a Document of Compliance appropriate for the Vessel and Annex VI (Regulations for the Prevention of Air Pollution from Ships) to MARPOL and a certificate issued pursuant to the International Convention on Civil Liability for Bunker Oil Pollution Damage 2001;

(e)
make such quarterly voyage declarations as may be required in accordance with all applicable insurance conditions especially in order to maintain insurance cover for trading in and to the United States of America and the Exclusive Economic Zone (as defined in the US Oil Pollution Act of 1990 (as may be amended and/or re-enacted from time to time hereafter));

(f)
obtain in a timely manner, if the Vessel at any time shall call on any US port, in accordance with the regulations of the US Oil Pollution Act 1999 (as may be amended and/or re-enacted from time to time) and in line with the requirements of the US Coast Guard, a Certificate of Financial Responsibility (C.O.F.R), a copy of which shall promptly be provided to the Owner;

(g)	assure its performance of the obligations under any Sub-Charter;
42.1.12
the Charterer will obtain and promptly renew from time to time and, whenever so required, promptly furnish certified copies to the Owner of all such authorisations, approvals, consents and licences as may be required under any applicable law or regulation to enable the Security Party to perform its obligations under the Transaction Documents to which it is a party or required for the validity or enforceability of the Transaction Documents to which it is a party, and the Security Party shall in all material respects comply with the terms of the same;

42.1.13
the Charterer will notify the Owner in writing of any Termination Event or any event or circumstances of which they are aware and which, with the giving of notice and/or lapse of time or other applicable condition, may constitute a Termination Event;

42.1.14
the Charterer will permit the Owner to inspect or survey the Vessel or instruct a duly authorised surveyor to carry out such survey on its behalf in order to ascertain the condition of the Vessel and to inspect copies of the Vessel's logs and records certified as true by the Vessel's master at any reasonable time or times upon giving a written notice to the Charterer; provided that the Owner shall not prevent, hinder or delay the normal operation of the Vessel. The Charterer shall bear the cost of such inspections including without limitation the fees of any surveyor once a year for any inspections carried out by the Owner or at any time when a Termination Event occurs. The Charterer shall afford all proper facilities for such inspections and give the Owner reasonable advance notice of any intended dry-docking of the Vessel;

42.1.15	Sanctions
(a)
none of the Security Parties or any of their Subsidiaries will directly or indirectly (A) use the proceeds of the transaction contemplated by the Transaction Documents, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person (aa) to fund any activities of or business with any Person the subject of Sanctions or any Restricted Party or (bb) to fund any activities or business in any country or territory, that, at the time of such funding, is the subject of Sanctions, (B) permit the use or operation of the Vessel in any country or territory that at such time is the subject of Sanctions or (C) conduct any business activity with any Restricted Party or in any other manner that will result in any Person, any Finance Party or any other person participating in the transaction (whether as underwriter, advisor, investor or otherwise) being in violation of any Sanctions or becoming a Restricted Party;
(b)
the processing of the transactions contemplated by the Transaction Documents by any Security Party will not breach any Sanctions or any laws and regulations relating to counter-terrorism financing or economic and trade sanctions applicable to it. The Charterer undertakes to comply in all respects with all applicable laws and regulations relating to anti-money laundering and counter-terrorism financing;

(c)	none of the Security Parties will permit the use or operation of the Vessel in any country or territory that at such time is the subject of Sanctions;
42.1.16	Sub-Charter
(a)
a time charter or a contract of affreightment in form and substance satisfactory to the Owner shall be entered into between the Charterer as disponent owner and a Sub-Charterer prior to the Delivery Date. If the Charterer will sub-let the Vessel by time charter, (A) the term of such time charter shall not be less than twenty (24) months or (B) the initial term of such time charter shall not be less than twelve (12) months which may be extended by twelve (12) months by virtue of Charterer's option contained in such time charter;

(b)
the rate of the hire payable under a Sub-Charter shall be an amount not less than one hundred ten per cent (110%) of the aggregate of the Charterhire payable on a Payment Date and all operating expenses of the Vessel; and

(c)
if the Charterer fails to enter into a Sub-Charter in accordance with paragraphs (i) and (ii) above, the Charterer shall, on or prior to the Delivery Date, provide a cash deposit in an amount not less than United States Dollars One Million Three Hundred Twenty Five Thousand (US$1,325,000)]. Such deposit shall be retained by the Charterer in the Charterer Account or Alpha Bank and provided no Termination Event or Total Loss has occurred, shall be released to the Charterer after the second (2nd) anniversary of the Delivery Date or if earlier, a Sub-Charter in form and substance acceptable to the Owner is available.

42.2	The Charterer undertakes and agrees that throughout the Security Period it will not, without prior written approval (which shall not be unreasonably withheld or delayed) of the Owner:-
42.2.1
repudiate or terminate any Sub-Charter or the Management Agreement (unless a replacement has been agreed by the Approved Manager) or amend or vary the terms of, or permit or suffer any amendment or variation of the terms of any Sub-Charter or the Management Agreement;

42.2.2
enter into any charter or other contract for the employment of the Vessel for a term which exceeds or which by virtue of any optional extensions contained in it might exceed 12 months' duration (other than a Sub-Charter);

42.2.3
sell, transfer, assign, create security or option over, pledge, abandon, lend or otherwise dispose of or cease to exercise direct control over its present or future undertakings, assets, rights or revenues (otherwise than by security, transfers, sales or disposals for full consideration in the ordinary course of business as a ship owner, operator and manager) whether by one or a series of transactions related or not;

42.2.4	merge or consolidate with any other person or enter into any form of amalgamation, reconstruction or reorganisation;
42.2.5	make any substantial change to the general nature of its business from that carried on at the date of this Charter;
42.2.6	cease or threaten to cease, to carry on all or any, in the reasonable opinion of the Owner, material part of its business;
42.2.7	permit any change in the composition of its board of directors from that existing on the date of this Charter;
42.2.8	make any change in the legal or beneficial ownership of the Charterer; or
42.2.9	appoint a ship manager other than the Approved Manager or manage the Vessel itself.
42.3
In the event not due to the fault of the Owner the Vessel is arrested or detained at any time in any jurisdiction by any person having or purporting to have a claim against or any interest in the Vessel or the bunker of the Vessel, the Charterer shall within 60 days of such arrest or detention resolve such arrest or detention by way of provision of guarantee or security for costs (whether by the Charterer or its protection and indemnity association or otherwise) or by such other means necessary to ensure the Vessel is released from such arrest or detention and available for operation. If the Charterer fails to procure the release of the Vessel within 60 days (or such longer period as the Owner shall agree in the light of all the circumstances), without prejudice to the Owner's right under Clause 44.1.9, the Owner and the Charterer are obliged to enter into immediate discussion to evaluate the situation, and the Owner may, and shall be entitled to, request the Charterer to provide such deposit or security as the Owner deems sufficient to guarantee or secure the release of the Vessel from such arrest or detention.

42.4
In the event that during the Charter Period, the Market Value of the Vessel is less than 120% of the then current Charterhire Principal minus the amount of the Deposit held by the Owner and the Charterer's Deposit maintained by the Charterer at relevant time (the "Value Maintenance Ratio"), the Charterer shall, not later than ten (10) Business Days from the demand by the Owner, either:-

42.4.1	provide a cash deposit or such other additional security which, in the opinion of the Owner has a market value sufficient to enable compliance with the

Value Maintenance Ratio (and is documented with satisfactory documentation to be prepared at the cost of the Charterer upon such terms as the Owner may approve); or
42.4.2	prepay such part of the Charterhire Principal,
to enable the compliance of the Value Maintenance Ratio, failure of which constitutes a Termination Event under Clause 44.1; any bank charge and/or break cost payable to the Mortgagee shall be for the Charterer's account.
42.5
In the event that the Charterer prepays the Outstanding Charterhire Principal in accordance with Clause 42.4, such prepayment of the Outstanding Charterhire Principal shall be applied in the order of maturity of the Fixed Charterhire set out in Schedule 1 (Fixed Charterhire Payment Table).

43	Insurances, Total Loss
43.1	The Charterer undertakes to the Owner that throughout the Charter Period:-
43.1.1	all insurances to be effected by the Charterer pursuant to Box 29 and Box 31 (if any) of Part I and clause 13 of Part 2 of this Charter shall be effected and maintained by the Charterer;
(a)	in the joint names of the Mortgagee (if any), the Owner and the Charterer (or as the Owner and the Charterer may otherwise agree);
(b)	in an amount of marine and war risks cover set out in Clause 43.2 (or such other amount as the Owner and the Charterer may agree with from time to time);
(c)
that the protection and indemnity risks include (A) FD&D cover, and (B) in the case of oil pollution liability risks, cover for an aggregate amount equal to the highest level of cover available from time to time under the basic P&I Club entry policy and the coverage amount shall not be less than US$1,000,000,000;

(d)	upon such terms and by policies and/or entries in such forms as shall from time to time be approved in writing by the Owner; and
(e)
through such brokers (the "approved brokers") and with such insurance companies, underwriters, war risks and protection and indemnity associations (the "approved insurers") as shall, in each case, from time to time be approved in writing by the Owner;

43.1.2
all such insurances shall be renewed by the Charterer at least seven (7) days before the relevant policies or contracts expire and the approved brokers and/or the approved insurers shall promptly confirm in writing to the Owner as and when each of such renewals is effected and, in the event of any renewal not being effected by the Charterer as aforesaid, shall notify the Owner forthwith;

43.1.3
if any of the Insurances form part of a fleet cover, to obtain insurers' agreement not to cancel the insurances for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurances, and, only to the extent allowed under the relevant terms of the Insurances, to obtain insurers' undertaking to the Owner that it shall neither set-off against any claims in respect of the Vessel any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances;

43.1.4	the Charterer shall pay punctually all premiums, calls, contributions or other sums payable in respect of all such insurances and produce all relevant receipts when so required by the Owner;
43.1.5
if and when so required by the Mortgagee, the Charterer shall pay the Mortgagee direct or reimburse the Owner (in case the Owner pays) the cost (as conclusively certified by the Mortgagee) of (A) a mortgagee's interest insurance on the Vessel in an amount not less than one hundred twenty per cent (120%) of the Charterhire Principal or such lesser amount as may be approved by the Mortgagee; and (B) a mortgagee's interest insurance - additional perils (pollution) on the Vessel in an amount not less than one hundred twenty per cent (120%) of the Charterhire Principal or such lesser amount as may be approved by the Mortgagee, and in each case, upon such terms as shall from time to time be approved in writing by the Mortgagee;

43.1.6
if and when so required by the Owner, the Charterer shall pay the Owner the cost (as conclusively certified by the Owner) of Innocent Shipowner's Interest Insurance on the Vessel in an amount not less than one hundred twenty per cent (120%) of the Charterhire Principal or such lesser amount as may be approved by the Owner; and (B) an Innocent Shipowner's Interest insurance - additional perils (pollution) on the Vessel in an amount not less than one hundred twenty per cent (120%) of the Charterhire Principal or such lesser amount as may be approved by the Owner, and in each case, upon such terms as shall from time to time be approved in writing by the Owner;

43.1.7	loss of hire in such amounts and upon such terms as shall from time to time be approved in writing by the Owner as may be required by the Mortgagee;
43.1.8
if and when so required by the Owner from time to time, the Charterer shall pay the Owner the cost (as conclusively certified by the Owner) of any other insurances (including without limitation, Kidnap and Ransom Insurance and additional war risk insurances), as may be recommended by the firm of insurance broker or the firm of insurance consultant who will issue the insurance report to the Owner, in such amounts and upon such terms as shall from time to time be approved in writing by the Owner;

43.1.9	the Charterer shall arrange for the execution of such guarantees as may from time to time be required by any protection and indemnity or war risks association;

43.1.10	the Charterer shall ensure that the policies and/or entries in respect of the insurances against marine and war risks are, in each case, endorsed with the interest of the Owner to the effect that:
(a)	payment of a claim for a Total Loss of the Vessel will be made to the Owner;
(b)
payment of a claim in respect of any one casualty where the aggregate claim against all insurers does not exceed the Major Casualty Amount, subject to the provision hereto, be made to the Charterer who shall apply the same to make good the loss and fully repair all damage and otherwise maintaining the Vessel in accordance with its obligations hereunder provided however that all such sums shall be payable as aforesaid only until such time as the Owner may otherwise direct to the contrary following a Termination Event whereupon all such sums shall be paid to the Owner or to any Mortgagee in its capacity as the Owner's assignee;

(c)
payment of a claim in respect of any one casualty where the aggregate claim against all insurers exceeds the Major Casualty Amount prior to adjustment for any franchise or deductible under the terms of the relevant policy shall be payable directly to the Owner unless the Owner has, by prior written consent, agreed for such claim to be paid to the Charterer as and when the Vessel is restored to her former state and condition and the liability in respect of which the insurance loss is payable is discharged, and provided that the insurers may with such consent make payment on account of repairs in the course of being effected.

43.1.11
the Charterer shall ensure that the entries in respect of protection and indemnity risks provide for moneys payable thereunder to be paid (unless and until the Owner shall, following the occurrence of any Termination Event, direct that they shall be paid to the Owner) either:

(a)	to the person who incurred the liability in respect of which the relevant money was paid; or
(b)	to the Charterer in reimbursement for any payment properly made by the Charterer to a third party;
43.1.12
the Charterer shall ensure that duplicates of all cover notes, policies and certificates of entry are furnished to the Owner for its approval and custody. The Charterer shall procure that the relevant approved brokers or the approved insurers give to the Owner such information as to the Insurances taken out or being or to be taken out in compliance with the Charterer's obligations under the foregoing provisions or as to any other matter which may be relevant to the Insurances as the Owner may request.;

43.1.13
the Charterer shall ensure that the interest of the Owner as owner of the Vessel and/or any assignee of the Owner in respect of Owner's interest in the insurances shall be recorded on all policies and shall be confirmed to the

Owner in conformity with applicable market practice and with the requirements of the Owner;
43.1.14	the Charterer shall not do any act or permit or suffer any act to be done whereby any insurance required as aforesaid shall or may be suspended, impaired or become defective;
43.1.15
at the cost of the Charterer, the Charterer shall furnish the Owner prior to the Delivery Date and at any time when there is any change to the form of any policy issued in respect of the Vessel, a report signed by an independent firm of marine insurance brokers or an independent firm of international reputable insurance consultant appointed by the Charterer and acceptable to the Owner dealing with the Insurances maintained on the Vessel and stating the opinion of such firm as to the adequacy thereof;

43.1.16
the Charterer shall do all things necessary and provide all documents, evidence and information to enable the Owner to collect or recover any moneys which shall at any time become due to them in respect of the Insurances;

43.1.17
the Charterer shall not employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the instruments of insurance aforesaid (and in particular the ones covering war risks) (including any warranties express or implied therein), without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe;

43.1.18
the Charterers shall not settle, compromise or abandon any claim under or in connection with any of the Insurances (other than a claim of less than the Major Casualty Amount arising other than from a Total Loss) without the prior written consent of the Owner;

43.1.19
the Charterer shall apply all such sums received in respect of the Insurances in accordance with the terms of Clause 43.1 for the purpose of making good the loss and fully repairing all damage in respect whereof the insurance moneys shall have been received; and

43.1.20
the Charterer shall not make any alteration to any of the insurances referred to in this Clause 43 without prior written approval by the Owner and shall not make, do, consent or agree to any act or omission which might render any such instrument of insurance invalid or unenforceable or render any sum payable thereunder repayable in whole or in part,

Provided always that the Owner shall be entitled to review the requirements of this Clause 43.1 from time to time in order to take account of significant changes in circumstances arising as a result of any amendment to the existing laws of, or adoption of new laws by, any relevant jurisdiction after the date of this Charter (such changes in circumstances to include, without limitation, changes in the availability or the cost of insurance and/or protection and indemnity coverage). The Owner may notify the Charterer in writing from time to time of any proposed modification to the requirements of this Clause 43.1 which they reasonably deem appropriate as a result of such amendment to the existing laws of, or adoption of new laws by, that jurisdiction. Such modification shall take effect on and from the date it is notified in writing to the Charterer as an amendment to this Clause 43.1 and shall bind the Charterer accordingly.
43.2
Notwithstanding anything to the contrary contained in this Charter, the Vessel shall be kept insured throughout the Charter Period in respect of marine and war risks on hull and machinery basis (as opposed to increased value or total loss only basis) for an amount not less than one hundred twenty per cent (120%) of the then current Charterhire Principal.

43.3	Notwithstanding anything to the contrary contained in this Charter, if the Vessel shall become a Total Loss:
43.3.1
the Charterhire shall continue to be payable from the date of occurrence of the Total Loss as set out in Clause 43.4 (the "Total Loss Date") until all sums due under 43.3.2 below have been paid in full;

43.3.2
the Charterer shall within 30 days from the Total Loss Date and no later than the actual date the insurance proceeds are received from the relevant insurer as a result of such Total Loss, whichever occurs earlier, pay to the Owner the amount equal to the Termination Sum and any other amount due and payable by the Charterer hereunder;

43.3.3	the Charter Period will end and the obligation of the Charterer to pay Charterhire shall cease on the date on which all sums due under 43.3.2 above have been received by the Owner.
Any insurance proceeds received by the Owner in respect of the Total Loss shall be paid to the Owner and shall be applied towards settlement of any outstanding Termination Sum or any other amount due and payable to the Owner under this Charter. Any surplus (if any) remaining thereafter shall be returned to the Charterer.
43.4	For the purposes of this Charter:
43.4.1
an actual Total Loss of the Vessel shall be deemed to have occurred at the actual date and time the Vessel was lost but, in the event of the date of the loss being unknown, then the actual total loss shall be deemed to have occurred on the date on which the Vessel was last reported;

43.4.2
a constructive Total Loss shall be deemed to have occurred at the date and time when a notice of abandonment of the Vessel is given to the insurers of the Vessel for the time being (hereinafter called the "Insurers") (provided a claim for such constructive Total Loss is admitted by the Insurers) or, if the Insurers do not admit such a claim, at the date and time at which a constructive Total Loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred; and either the Owner or the Charterer shall have the right to determine whether or not a case has arisen for the giving of notice of abandonment and the Charterer is hereby irrevocably authorised by the Owner to give the same if it so determines. Each of the Owner and the Charterer, upon the request of the other, shall promptly execute such documents as may be required to enable the other to abandon the Vessel and claim a constructive Total Loss and shall give all possible assistance in pursuing the said claim;
43.4.3	a compromised, agreed or arranged Total Loss shall be deemed to have occurred on the effective date of the relevant compromise, agreement or arrangement; and
43.4.4
a Total Loss (i) as the result of capture, taking, arrest, seizure, restraint, molestation, detention, confiscation or expropriation occurring under the conditions of the "War Risks" policy of the Vessel or (ii) as a result of Requisition, shall be deemed to have occurred at the expiry of one (1) month after the date the assured has given notice of abandonment to the insurers.

43.5	BIMCO Piracy Clause 2009 as amended
43.5.1
The Vessel shall not be obliged to proceed or required to continue to or through, any port, place, area or zone, or any waterway or canal (hereinafter "Area") which, in the reasonable judgement of the master and/or the Owner, is dangerous to the Vessel, her cargo, crew or other persons on board the Vessel due to any actual, threatened or reported acts of piracy and/or violent robbery and/or capture/seizure (hereinafter "Piracy"), whether such risk existed at the time of entering into this Charter or occurred thereafter. Should the Vessel be within any such place as aforesaid which only becomes dangerous, or is likely to be or to become dangerous, after her entry into it, she shall be at liberty to leave it. Notwithstanding to the above, the Charterer may request the Vessel to proceed or require the Vessel to continue to or through the Area, provided that the Vessel is carrying sufficient armed guard or under any other circumstances each to the satisfactory to the Owner during the whole navigation within the Area at the sole risks and costs of the Charterer. The charterer shall indemnify and hold the Owner harmless in respect of any loss, damage, expense or liability incurred arising out of or in relation to this clause.

43.5.2	If in accordance with 43.5.1 the Owner decides that the Vessel shall not proceed or continue to or through the Area they must immediately inform the Charterer;
43.5.3	If the Owner consents or if the Vessel proceeds to or through an Area exposed to the risk of Piracy the Charterer shall:
(a)
take reasonable preventative measures to protect the Vessel including but not limited to re-routeing within the Area, proceeding in convoy, using escorts, avoiding day or night navigation, adjusting speed or course, or engaging security personnel or equipment on or about the Vessel;

(b)	comply with the orders, directions or recommendations of any underwriters who have the authority to give the same under the terms of the insurance;

(c)
comply with all orders, directions, recommendations or advice given by the Government of the Nation under whose flag the Vessel sails, or other Government to whose laws the Owner is subject, or any other Government, body or group, including military authorities, whatsoever acting with the power to compel compliance with their orders or directions; and

(d)
comply with the terms of any resolution of the Security Council of the United Nations, the effective orders of any other Supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owner is subject, and to obey the orders and directions of those who are charged with their enforcement;

and the Charterer shall indemnify the Owner for any claims from holders of Bills of Lading or third parties caused by the Vessel proceeding as aforesaid, save to the extent that such claims are covered by additional insurance as provided in paragraph (d)(ii).
43.5.4	Costs
(a)
If the Vessel proceeds to or through an Area where due to risk of Piracy additional costs will be incurred including but not limited to additional personnel and preventative measures to avoid Piracy, such costs shall be for the Charterer's account. Any time lost waiting for convoys, following recommended routeing, timing, or reducing speed or taking measures to minimise risk, shall be for the Charterer's account and the Vessel shall remain on hire;

(b)
If the underwriters of the Insurances require additional premiums or additional insurance cover is necessary because the Vessel proceeds to or through an Area exposed to risk of Piracy, then Charterer shall pay such additional Insurance costs and evidence of payment shall be provided to the Owner;

(c)	All payments arising under paragraph (d) shall be settled by the Charterer and evidence of payment shall be provided to the Owner.
(d)	If the Vessel is attacked by pirates, any time lost shall be for the account of the Charterer and the Vessel shall remain on hire.
(e)	If the Vessel is seized by pirates, the Charterer shall keep the Owner closely informed of the efforts made to have the Vessel released.
43.6	War Risks
43.6.1
The Vessel shall not be required, without the prior consent of the Owner, to enter any port, place, or zone that is involved in a state of war, warlike operations, or hostilities, civil war, civil strife, rebellion, or piracy, whether there be a declaration of war or not, where it might reasonably be expected to be subject to capture, seizure or arrest, or to a hostile act by a belligerent power (the term "power" meaning any de jure or de facto authority or any other purported governmental organization maintaining naval, military or air forces).
43.6.2
If such consent is given by the Owner, the Charterer shall pay any additional cost of insuring the Vessel against hull war risks in an amount not less than one hundred twenty per cent (120%) of the Charterhire Principal or the insured value under its ordinary hull policy. In addition, the Owner may, in its sole discretion, purchase war risk insurance on ancillary risks such as loss of hire, freight disbursements, total loss, kidnap or ransom etc., if it carries such insurance for ordinary marine hazards. The additional costs of such ancillary insurances shall be for Charterer's account. If such insurance is not obtainable commercially or through a government program, the Vessel shall not be required to enter or remain at any such port, place, or zone.

44	Termination Events
44.1	Each of the following events shall be a "Termination Event" for the purposes of this Charter:-
44.1.1
any Pre-delivery Charterhire or Charterhire or the Deposit or the Handling Fee or any other sum payable by a Security Party under a Transaction Document to which it is a party is not paid when due or, if payable on demand, within five (5) Business Days following the date of demand therefor; or

44.1.2	a Security Party fails to observe or perform any of its other obligations under a Transaction Document to which it is a party and/or the Insurances; or
44.1.3
any representation or warranty of a Security Party in connection with a Transaction Document or in any document or certificate furnished to the Owner in connection herewith or therewith is untrue, inaccurate or misleading in any material respect, when made or deemed made; or

44.1.4
a petition shall be presented or an order is made or an effective resolution is passed for the administration or winding-up or bankruptcy, as the case may be, of any Security Party or an administrator or other receiver is appointed in respect of the whole or any substantial part of the property, undertaking or assets of any Security Party or an administrator of any Security Party is appointed or anything analogous to any of the foregoing occurs under the laws of the place of incorporation of such Security Party. However, in the case of a petition no Termination Event shall occur if such petition is frivolous and such petition or order is defended in good faith and appropriate steps and is withdrawn within a period of 2 months; or

44.1.5
any Security Party stops payments generally or ceases to carry on or suspends all or a substantial part of its business or is unable to pay its debts, or admits in writing its inability to pay its debts, as they become due or shall otherwise become or be adjudicated insolvent; or

44.1.6	without the prior consent of the Owner (such consent not to be unreasonably withheld or delayed), there occurs a change in the ownership of the Charterer; or
44.1.7	without the prior consent of the Owner, the Charterer ceases to be 100% directly or indirectly and beneficially owned by the Guarantor; or
44.1.8	a Security Party ceases or threatens to cease, to carry on all or, in the opinion of the Owner, any material part of its business; or
44.1.9
the Vessel is arrested or detained (other than for reasons solely attributable to the Owner) and is not discharged in accordance with Clause 42.3 within 60 days after such arrest or detention (or such longer period as the Owner shall agree in the light of all the circumstances); or

44.1.10
any declared default arises in respect of any financial or other obligation from time to time entered into or assumed by any Security Party, in the case of the Guarantor, provided that such default is of an amount in excess of United States Dollars Five Million (US$5,000,000); or

44.1.11
any event or series of events occurs which, in the reasonable opinion of the Owner, may have a material adverse effect on the ability of a Security Party's to comply with its obligations under any Transaction Document to which it is a party; or

44.1.12
any declaration of bankruptcy or any statement to the effect that a Security Party's is insolvent is made by such Security Party, by a legal representative of such Security Party or, in any proceedings, by a lawyer or auditors who are acting on behalf of such Security Party as having been duly authorised by such Security Party to do so; or

44.1.13
a liquidator, receiver, administrative receiver or similar officer is appointed over the whole or any material part of the assets, rights or revenues of a Security Party or, if the whole or a substantial part of the assets of a Security Party shall be seized or sequestrated by any governmental or other public authority or, if a Security Party shall be restrained from using the whole or a substantial part of its assets in its business; or

44.1.14
any Management Agreement is repudiated, terminated or cancelled without consent of the Owner or it becomes unlawful for the Approved Manager to perform its obligations under a Transaction Document to which it is a party, or the Approved Manager is in material breach of its obligations under the Manager's Undertaking and (i) within a period of 14 Business Days after service of notice on it by the Owner (with copy to the Charterer) requiring it to remedy the breach, the Approved Manager has not cured its default or (ii) within a period of 14 Business Days after service of notice on the Charterer by the Owner requiring it to change the Approved Manager, the Charterer has failed to do so; or

44.1.15	any of the Transaction Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect; or

44.1.16
any consent, authorisation, licence or approval necessary for a Transaction Document to be or remain the valid and legally binding obligations of a Security Party, or to enable a Security Party to perform its obligations hereunder or thereunder, is adversely modified or is not granted or is revoked, suspended, withdrawn or terminated or expires and is not renewed; or

44.1.17
it becomes impossible or unlawful at any relevant time for any Security Party to enter into or be party to a Transaction Document, or to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Transaction Documents or for the Owner to exercise the rights or any of them vested in it under any of the Transaction Documents and unless not permitted by relevant applicable laws, within a period of 10 Business Days after service of notice on it by the Owner (with copy to the Charterer) requiring it to remedy the breach, the relevant Security Party has not cured its default ; or

44.1.18
a Security Party repudiates any of the Transaction Documents to which it is a party or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Transaction Documents to which it is a party; or

44.1.19
the Charterer or, as the context may require, any other person fails to obtain and/or maintain the Insurances for the Vessel or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurances or for any other failure or default on the part of the Charterer or any other person or the Charterer commit any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under Clause 43; or

44.1.20	the occurrence of any other event or circumstances which, pursuant to the terms hereof or at law, entitles the Owner to terminate this Charter.
44.2
The occurrence of a Termination Event shall entitle the Owner by notice to the Charterer to terminate this Charter forthwith and recover any and all amounts due and payable hereunder and/or resulting from such termination in the manner as set out in Clause 46.

44.3
The Owner shall not be under any liability whatsoever to the Charterer for loss or damage whatsoever occasioned by the Charterer for the termination of this Charter pursuant to Clause 44.2, and the Charterer shall indemnify the Owner on demand for any and all liabilities, losses, costs and expenses incurred by the Owner pursuant to this Clause or otherwise resulting from the occurrence of a Termination Event.

45	Purchase Option and Purchase Obligation
45.1	Purchase Option
If no Termination Event or Total Loss has occurred, the Charterer shall have the right to purchase the Vessel on a Purchase Option Date subject to the following:

45.1.1	the Purchase Option shall be exercisable by irrevocable written notice to the Owner given not later than twenty (20) Business Days prior to the Purchase Option Date; and
45.1.2	the Charterer shall pay to the Owner on the relevant Purchase Option Date the corresponding Purchase Option Price.
45.2	Purchase Obligation
If no Total Loss has occurred, the Charterer shall be obliged to purchase the Vessel on the Expiry Date by payment of the Purchase Obligation Price.
45.3	Purchase of Vessel by Charterer
45.3.1	Immediately upon receipt by the Owner of the Purchase Option Price or the Purchase Obligation Price, as the case may be, the Owner shall:
(a)	procure the release of the mortgage and any other Security over the Vessel created by the Owner; and
(b)	transfer title to the Vessel to either Charterer or its nominee.
45.3.2	The Vessel shall be sold or transferred by the Owner to the Charterer on the following terms:
(a)	the sale will be on an "as is, where is" basis;
(b)	the Owner shall pass to either Charterer such title to the Vessel as the Owner has acquired pursuant to the MOA, free of any Encumbrances created by the Owner;
(c)	the sale shall exclude all liability of the Owner except for the warranty given by the Owner in paragraph (b) above;
(d)	if the Vessel is, at the date of sale, subject to any requisition for hire, the sale will be subject to such requisition; and
(e)	all costs, expenses, Taxes and any payment of a similar nature arising in connection with the sale of the Vessel by the Owner shall be for the account of the Charterer.
46	Owner's Rights on Termination
46.1
At any time after a Termination Event, the Owner may, by notice in writing to the Charterer immediately, or on such date as the Owner shall specify, terminate this Charter, whereupon the Vessel shall no longer be in the possession of the Charterer and the Owner shall be entitled (but not bound) to retake possession of the Vessel. The Charterer shall redeliver the Vessel to the Owner pursuant to Clause 46.2.

46.2	The Charterer shall redeliver the Vessel to the Owner in accordance with the notice issued by and from the Owner pursuant to Clause 46.1 and:
46.2.1	at the nearest available port practicable for redelivery or at such other port as the Owner may specify;

46.2.2	with her class maintained without any conditions or recommendation; 46.2.3 free of average damage affecting the Vessel's class;
46.2.4
with all the Vessel's classification, trading, national and international certificates that the Vessel had when she was delivered by the Owner to the Charterer under this Charter, valid and un-extended without conditions or recommendation and falling due for a minimum of one (1) months from the time of redelivery;

46.2.5	in the same or as good structure, state, condition and class as that in which she was deemed to be delivered under clause 2 of Part 2 of this Charter, fair wear and tear not affecting class excepted;
46.2.6	with all such spare parts and other equipment she had at the time of delivery under this Charter; and
46.2.7
with all information generated during the Charter Period in respect of the operation, navigation and the physical condition of the Vessel, whether or not such information is contained in the Charterer's equipment, computer or property.

46.3
The Owner may, at its entire discretion, demand that the Charterer pay to the Owner on the Termination Date or such later date as the Owner shall specify (and without prejudice to any other rights, claims or remedies which the Owner may have) the Termination Sum.

46.4
The Charterer shall pay or reimburse to the Owner on demand all Losses suffered by the Owner in connection with such termination including, without prejudice to the generality of the foregoing, all liabilities, costs and expenses so incurred in recovering possession of, and in moving, storing, insuring and maintaining, the Vessel and in carrying out any works or modifications required to cause the Vessel to conform with the provisions of Clause 46.2 together with interest thereon pursuant to Clause 38.9 from the date on which the relevant Loss was suffered by the Owner until the date of payment or reimbursement thereof (both before and after any relevant judgment or winding up of the Charterer) pursuant to this Clause 46.

46.5
Any amount due to the Owner under this Clause 46 shall bear interest pursuant to Clause 38.9 (before and after any relevant judgment or any winding-up of the Charterer) from the Termination Date to the date of the Owner's actual receipt thereof.

46.6
Notwithstanding the termination of this Charter pursuant to Clause 44.2, the Charterer shall irrevocably and unconditionally continue to comply with its obligations under this Charter until the Vessel is redelivered to the Owner in accordance with Clause 46.2.

46.7
Upon the receipt of full amount of the Termination Sum and all other sum payable by the Charterer to the Owner hereunder, the Owner shall discharge the mortgage as may be created over the Vessel pursuant to Clause 39.3, and, transfer to the Charterer or its nominee all of the Owner's rights, title and interests in the Vessel on "as is-where is" basis. The Charterer shall not be entitled for any reason whatsoever to claim against the Owner for any losses, or any loss of profit resulting directly or indirectly from any defect or alleged defect in the Vessel. All registration, legal or other expenses whatsoever incurred in respect of the transfer of the title in the Vessel from the Owner to the Charterer or its nominee shall be paid by the Charterer not later than three (3) Business Days before the expected date of transfer.
46.8	In the event that the Charterer fails to meet in full the Owner's demand for payment pursuant to this Clause 46:
46.8.1
the Owner may, at its option, sell the Vessel free of any charter, lease or other engagement concerning the Vessel for such price and on such terms and conditions as it may, in its absolute discretion, think fit.

46.8.2
the gross proceeds of the sale of the Vessel shall deduct an amount equal to the aggregate of the expenses, disbursements, taxes, costs and losses whatsoever as may have been incurred by the Owner in respect of the sale of the Vessel (the "Net Sale Proceeds").

46.8.3
an amount equal to the Termination Sum shall be deducted from the Net Sale Proceeds. If the Net Sale Proceeds are insufficient to satisfy all amounts due and payable from the Charterer to the Owner hereunder, the Charterer shall pay the outstanding balance to the Owner. If there is any amount remaining from the Net Sale Proceeds after the deduction of all the amounts due and payable by the Charterer to the Owner hereunder, the Owner shall pay the difference to the Charterer.

46.8.4
notwithstanding any provisions to the contrary contained in the foregoing, the Owner may, at its option, retain the Vessel and have the Vessel valued in Dollars by two Approved Valuers, one appointed by the Owner and the other one appointed by the Charterer, and the average value of the two valuations quoted by such two Approved Valuers shall apply. The Owner may offset against such value all costs incidental to such valuation of the Vessel. If the value of the Vessel is less than the Termination Sum, the Charterer shall immediately pay the difference to the Owner upon demand by the Owner. If the value of the Vessel is higher than the Termination Sum, the Owner shall pay the difference to the Charterer.

47	Assignment and Set-Off
47.1	This Charter shall be binding upon and enure for the benefit of the Charterer and the Owner and their respective successors and permitted assigns.
47.2	The Charterer shall not be entitled to assign or transfer any of its rights or obligations under this Charter, unless with the prior written consent of the Owner.
47.3	In addition to the right of the Owner to assign under Clause 39.3, the Owner may at any time assign or transfer any or all of its rights and/or obligations under this Charter to any person.
47.4
Without prejudice to any right of set-off, combination of accounts, lien or other rights to which the Owner is at any time entitled whether by operation of law or contract or otherwise, the Owner may (but shall not be obliged to) set off against any obligation of the Charterer due and payable by it hereunder without prior notice any moneys held by the Owner for the account of the Charterer at any office of the Owner anywhere and in any currency. The Owner may effect such currency exchanges as are appropriate to implement such set-off.
48	Communications
48.1
Except as otherwise provided for in this Charter, all notices or other communications under or in respect of this Charter to either party hereto shall be in writing and shall be made or given to such party at the address or facsimile number or email appearing below (or at such other address or facsimile number or email as such party may hereafter specify for such purposes to the other by notice in writing):-

48.1.1	In the case of the Owner:
Address:	18/F, CATIC Tower, 212 Jiang Ning Road, Shanghai, PRC
Telephone No.:	(86)-21-2226 2623
Fax No.:	(86)-21-5289 5389
Email:	zhangqiang@chinaleasing.net
48.1.2	In the case of the Charterer
Address:	154 Vouliagmenis Avenue, 16674 Glyfada, Greece
Telephone No.:	+30 210 891 3520
Fax No.:	+30 210 963 8404
Email:	sgyftakis@seanergy.gr
A written notice includes a notice by facsimile or Email.  A notice or other communication received on a non-working day or after business hours in the place of receipt shall be deemed to be served on the next following working day in such place. Subject always to the foregoing sentence, any communication by personal delivery or letter shall be deemed to be received upon receipt by the addressee and any communication by facsimile or Email shall be deemed to be received upon appropriate acknowledgement by the addressee's receiving equipment.
48.2	All communications and documents delivered pursuant to or otherwise relating to this Charter shall be either in English or accompanied by a certified English translation.
49	Counterparts
This Charter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Charter.
50	Law and Jurisdiction
50.1	Governing law
This Charter and any non-contractual obligations arising from or in connection with it are in all respects governed by and shall be interpreted in accordance with English law.

50.2	Arbitration

50.2.1
Any dispute, controversy, difference or claim arising out of or relating to this Charter, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted.

50.2.2	The law of this arbitration clause shall be Hong Kong law.
50.2.3
The seat of arbitration shall be Hong Kong. Unless otherwise agreed by the parties hereto (collectively, the "Parties" and each, a "Party"), the arbitration tribunal shall consist of three arbitrators and each Party shall appoint an arbitrator and the two arbitrators so appointed shall select a third arbitrator as the presiding arbitrator.

50.2.4	The language of the arbitration shall be English.
50.2.5
The award of the arbitrators shall be final and enforceable and each Party agrees not to contest or seek relief from the award in the courts of any jurisdiction without prejudice to the right of any Party to seek enforcement of any award in the courts of any jurisdiction.

50.2.6	The arbitration tribunal constituted under this Charter may consolidate two or more arbitrations hereunder if the arbitration proceedings raise common questions of law or fact.

Schedule 1
Fixed Charterhire Payment Table
Payment No.	Fixed Charterhire (US$)	Charterhire Principle (US$)
Owner's Funding Date		$19,875,000.00
Delivery Date		$19,875,000.00
1	$455,500.00	$19,419,500.00
2	$455,500.00	$18,964,000.00
3	$455,500.00	$18,508,500.00
4	$455,500.00	$18,053,000.00
5	$455,500.00	$17,597,500.00
6	$455,500.00	$17,142,000.00
7	$455,500.00	$16,686,500.00
8	$455,500.00	$16,231,000.00
9	$455,500.00	$15,775,500.00
10	$455,500.00	$15,320,000.00
11	$455,500.00	$14,864,500.00
12	$455,500.00	$14,409,000.00
13	$455,500.00	$13,953,500.00
14	$455,500.00	$13,498,000.00
15	$455,500.00	$13,042,500.00
16	$455,500.00	$12,587,000.00
17	$455,500.00	$12,131,500.00
18	$455,500.00	$11,676,000.00
19	$455,500.00	$11,220,500.00
20	$455,500.00	$10,765,000.00
21	$455,500.00	$10,309,500.00
22	$455,500.00	$9,854,000.00
23	$455,500.00	$9,398,500.00

24	$455,500.00	$8,943,000.00
25	$455,500.00	$8,487,500.00
26	$455,500.00	$8,032,000.00
27	$455,500.00	$7,576,500.00
28	$455,500.00	$7,121,000.00
29	$455,500.00	$6,665,500.00
30	$455,500.00	$6,210,000.00
31	$455,500.00	$5,754,500.00
32 (Balloon Payment)	$455,500.00	$5,299,000.00

Schedule 2
Conditions Precedent and Subsequent
Part 1
1	Security Parties
1.1	A copy of the constitutional documents of each Security Party and the Approved Manager.
1.2	A copy of a resolution of the board of directors and a copy of a resolution of shareholder(s) of each Security Party and the Approved Manager:
1.2.1
approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it executes, delivers and performs the Transaction Documents to which it is a party;

1.2.2 authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf; and
1.2.3
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party.

1.3	A specimen of the signature of each person authorised by the resolution referred to in 1.2 above.
1.4
A certificate of a director or officer of each Security Party and the Approved Manager confirming that guaranteeing or granting of security would not cause any guaranteeing, granting of security or similar limit binding on it to be exceeded.

1.5
A certificate of an authorised signatory of each Security Party and the Approved Manager certifying that each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Charter.

1.6
If applicable, the original attorney of each of the Security Parties and the Approved Manager under which the relevant Transaction Documents to which it is or is to become a party are to be executed or transactions undertaken by that Security Party and the Approved Manager.

1.7	A certificate of good standing in respect of each Security Party and the Approved Manager (if such a certificate can be obtained).
2	Transaction Documents
2.1	Duly executed originals of:-
2.1.1	this Charter;
2.1.2	the MOA;

2.1.3	the Account Pledge;
2.1.4	the General Assignment;
2.1.5	the Guarantee;
2.1.6	the Share Charge;
2.1.7	the Manager's Undertaking; and
2.1.8	any other Security Documents,
together with all notices to be given or exchanged pursuant to the relevant Transaction Documents.
3	Other documents and evidence
3.1	Evidence that the Charterer Account has been opened with the Account Bank.
3.2	Evidence that the Handling Fee which is due and payable having been received by the Owner.
3.3	A copy, certified as a true copy by a director of the Charterer, of the Management Agreement.
3.4	The Original Financial Statements of the Charterer and the Guarantor.
3.5	A copy of the invoice from the Charterer (as seller) in respect of the Purchase Price of the Vessel under the MOA.
3.6
Evidence that the Vessel is, or immediately following the Delivery Date will be, insured in accordance with the provisions of this Charter and that all requirements of Clause 43 of this Charter in respect of such Insurances have been complied with.

3.7	If required by the Owner, an inspection report of the Vessel with respect to the condition of the Vessel satisfactory in all aspects to the Owner.
3.8	A valuation report dated not more than ninety (90) days prior to the Delivery Date issued by an Approved Valuer.
3.9	An agreed form legal opinion in relation to English law from Stephenson Harwood.
3.10	An agreed form legal opinion in relation to German law from Ehlermann Rindfleisch Gadow.
3.11	An agreed form legal opinion in relation to Marshall Islands law from Poles, Tublin, Stratakis & Gonzalez LLP.
3.12	An agreed form legal opinion in relation to Liberian law from Poles, Tublin, Stratakis & Gonzalez LLP.

3.13	An agreed form legal opinion in relation to Cypriot law from Montanios & Montanios LLC.

Part 2
1	Other documents and evidence
1.1	Evidence that the Vessel has been duly delivered by the Charterer (as seller) to the Owner (as buyer) under the MOA free from any Encumbrances), including but not limited to copies of:
1.1.1	Protocol of Delivery and Acceptance; and
1.1.2	Bill of Sale,
each in a form acceptable to the Owner, and signed by the duly authorised signatory (or signatories) of the relevant parties.
1.2	Evidence that the Vessel has been delivered to, and accepted by the Charterer under this Charter.
1.3	If applicable, evidence that the Vessel has been delivered to, and accepted by the Sub-Charterer under Sub-Charter.
1.4	Evidence that the Vessel is registered in the name of the Owner as legal owner under the laws and flag of the Flag State free from any Encumbrances.
1.5	If applicable, a copy, certified as a true copy by a director of the Charterer, of the Sub-Charter.
1.6	Evidence that the Upfront Charterhire or the Deposit which is due and payable having been received by the Owner.
1.7
If required by the Owner or the Mortgagee, a satisfactory opinion from an insurance consultant approved by the Owner on the insurances effected or to be effected on the Vessel pursuant to the provisions of this Charter.

1.8	Documents that the Owner may reasonably require.
1.9	Documents that the Mortgagee may reasonably require.

Part 3
1	Relevant documents and evidence
1.1
Notices of assignment and/or charge under the relevant Transaction Documents have been served on the relevant parties and the acknowledgement of such notices and/or undertaking has been duly executed or the execution of which has been confirmed by the relevant parties.

1.2
Letters of undertaking in respect of the Insurances as required by the Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Owner.

1.3	Acknowledgements of all notices of assignment and/or charge given pursuant to any Transaction Documents have been received by the Owner.
1.4	Evidence that the Vessel is classified and maintained in the highest class (free of outstanding recommendations or conditions of class) with the Classification Society.
1.5	A copy of the following Vessel documents:
1.5.1	the Vessel's current Safety Construction, Safety Equipment, Safety Radio and Load Line Certificates;
1.5.2	the Vessel's current SMC;
1.5.3	the ISM Company's current DOC in respect of the Vessel;
1.5.4	the Vessel's current ISSC;
1.5.5	the Vessel's current IAPPC; and
1.5.6	the Vessel's current Tonnage Certificate.
1.6	A legal opinion in relation to English law from Stephenson Harwood.
1.7	A legal opinion in relation to in relation to German law from Ehlermann Rindfleisch Gadow.
1.8	A legal opinion in relation to Marshall Islands law from Poles, Tublin, Stratakis & Gonzalez LLP.
1.9	A legal opinion in relation to Liberian law from Poles, Tublin, Stratakis & Gonzalez LLP.
1.10	A legal opinion in relation to Cypriot law from Montanios & Montanios LLC.

Schedule 3
Form of Acceptance Certificate
m.v. "[•]" (IMO No.: (●], the "Vessel") was delivered to and accepted by (●] as Charterer of the Vessel, pursuant to the Bareboat Charter dated (●] and made with (●] as Owner of the Vessel, at (●] hours ((●] Time) on (●] at (●]. The Charter Period as defined under the Bareboat Charter shall be deemed to have commenced at the relevant time of this date.
for and on behalf of	for and on behalf of

Name:	Name:

Title:	Title:

SIGNATURE PAGE
ADDITIONAL CLAUSES
TO BAREBOAT CHARTER FOR "KNIGHTSHIP"
The Owner	The Charterer

Hanchen Limited	Knight Ocean Navigation Co.

by:	by:

/s/ Zhou Qi	/s/ Stavros Gyftakis
Name: Zhou Qi	Name: Stavros Gyftakis

Title: Director	Title: Director

Date: 28 June 2018	Date: 28 June 2018